Exhibit 10.2

HOTEL PURCHASE AND SALE AGREEMENT

by and between

IND EAST VILLAGE SD HOLDINGS, LLC,

a Delaware limited liability company

as Seller,

and

CHSP SAN DIEGO LLC

a Delaware limited liability company

as Buyer

Contract Date: June 15, 2011

Property: Hotel Indigo San Diego, 509 9th Avenue, San Diego, California

TABLE OF CONTENTS

1. Deadlines and Definitions	1

1.1 Deadlines	1

1.2 Definitions	1

2. Purchase and Sale	1

3. Purchase Price	2

3.1 Deposit	2

3.2 Remainder of Purchase Price	2

3.3 Intentionally Deleted	2

4. Buyer’s Due Diligence and Inspection Rights; Termination Right	2

4.1 Review of Property and Property Documents	2

4.2 Guidelines for Inspection Rights	2

4.3 Title and Survey Examination	3

A. Title and Survey Objections	3

B. Cure of Title Matters	4

C. Intentionally Deleted	4

D. Pre-Closing	4

E. Status of Title and Survey as of Effective Date	4

4.4 As-Is, Where-Is, With All Faults Sale	4

4.5 Termination Right	5

5. Seller’s Covenants	5

5.1 No Alteration of Title	5

5.2 Intentionally Deleted	5

5.3 Contracts	5

5.4 Status of Property	6

5.5 Tax Appeals	6

5.6 Personal Property	6

5.7 Intellectual Property	7

5.8 Liquor License	7

5.9 Continued Marketing of the Hotel for Sale	7

5.10 Operations of the Property	7

- i -	Table of Contents

6. Closing	7

6.1 Closing Mechanics	8

6.2 Seller’s Deliveries	8

A. Deed	8

B. Bill of Sale	8

C. General Assignment	8

D. Notices of Assignment and Assumption	8

E. Withholding and Tax Certificates	8

F. Affidavit of Title/Gap Indemnity	8

G. Closing Statement	8

H. Evidence of Authority	8

I. Reaffirmation	9

J. Documentary Transfer Tax Declaration	9

K. Delivery of Keys and Property Documents	9

L. Management Agreement	9

M. Other Instruments	9

6.3 Buyer’s Deliveries	9

A. Net Purchase Price	9

B. As Is Agreement	9

C. Closing Document Counterparts	9

D. Other Instruments	9

7. Prorations, Credits and Closing Costs	9

7.1 Proration Items	9

A. Real Estate Taxes and Assessments	10

B. Hotel Revenues	10

(i) Guest Ledger Receivables	10

(ii) Booking Deposits	10

(iii) Vending Machines	10

(iv) Petty Cash	10

(v) Accounts Receivable	10

C. Utility Expenses and Deposits	11

D. Hotel Consumables	11

E. Other Operating Expenses	11

- ii -	Table of Contents

F. Hotel Employee Costs	12

7.2 Closing Statement and Schedules	12

7.3 Reproration after Closing	12

7.4 Seller’s Closing Costs	12

7.5 Buyer’s Closing Costs	13

8. Representations and Warranties	13

8.1 Seller’s Representations and Warranties	13

A. Organization, Power and Authority	13

B. Title to Real and Personal Property	13

C. Contracts and Leases	13

D. Litigation Proceedings	14

E. Other Property Conditions	14

(i) Land Use Regulations	14

(ii) Insurance Compliance	14

(iii) Taxes and Assessments	14

(iv) Special Assessments and Exactions	14

F. Compliance with Laws	14

G. Employees	14

H. Management Agreement and Franchise Agreement	15

I. Taxes	15

J. Licenses and Permits	15

K. Foreign Person	15

L. Intentionally Deleted	15

M. Patriot Act	15

N. Financial Information	15

O. Knowledge of Seller	15

8.2 Seller’s Warranties Deemed Modified	16

8.3 Claims of Breach Prior To Closing	16

8.4 Survival and Limits On Buyer’s Claims	16

8.5 Buyer’s Representations and Warranties	17

A. Organization, Power and Authority	17

B. No Bankruptcy	17

- iii -	Table of Contents

C. Sophisticated Buyer	17

D. Reimbursement of Rebates	18

E. Patriot Act	18

F. Survival of Buyer’s Representation and Warranties	18

8.6 Buyer’s Assumption of Seller Obligations.	19

A. Wages and Salaries	19

B. Contracts	19

C. Guest Baggage	19

D. Safe Deposit Boxes	19

9. Casualty and Condemnation	20

9.1 Major Event	20

9.2 Closing Despite Casualty/Condemnation	20

10. Other Conditions to Closing	20

10.1 Conditions to Buyer’s Obligations	21

A. Representations	21

B. Title Policy	21

C. Seller Compliance	21

D. Seller’s Deliveries	21

10.2 Conditions to Seller’s Obligations	21

A. Representations	21

B. Buyer Compliance	21

C. Buyer’s Deliveries	21

10.3 Waiver of Conditions	21

11. Transaction Issues: Brokers, Confidentiality and Indemnity	22

11.1 Brokers	22

11.2 Confidentiality	22

11.3 Indemnity	23

12. Default At or Prior to Closing	23

12.1 Buyer Default	23

12.2 Seller Default	24

13. Notices	25

14. General Provisions	26

14.1 Execution Necessary	26

- iv -	Table of Contents

14.2 Counterparts	26

14.3 Successors and Assigns	26

14.4 Governing Law	26

14.5 Entire Agreement	27

14.6 Time is of the Essence	27

14.7 Interpretation	27

14.8 Survival	27

14.9 Further Assurances	27

14.10 Exclusive Application	27

14.11 Partial Invalidity	28

14.12 Waiver Rights	28

14.13 No Implied Waiver	28

14.14 Rights Cumulative	28

14.15 Attorney’s Fees	28

14.16 Waiver of Jury Trial	28

14.17 Facsimile Signatures	28

14.18 No Recordation	29

14.19 Maximum Aggregate Liability	29

14.20 Exhibits and Schedules	29

14.21 Jurisdiction	29

15. Retention of Hotel Employees	29

16. On-Going Management of Hotel	30

17. Independent Audit	30

- v -	Table of Contents

SCHEDULE OF EXHIBITS

EXHIBIT	TITLE	REFERENCE PARAGRAPH
A.	Legal Description of Land	Recitals

A-1	Purchase Price Allocation	3.3

B.	Deed	6.2

C.	Bill of Sale	6.2

D.	Reserved

E.	General Assignment	6.2

F.	Reserved	6.2

G.	Non-Foreign Affidavit	6.2

H.	Affidavit of Title	6.2

I.	Reserved

J.	Reserved	6.2

K.	Reserved	6.2

L.	As Is Agreement	6.3

M.	Reserved

N.	List of Contracts	8.1

O.	List of Hotel Employees	Schedule A

P.	Management Agreement	17

- i -	Schedule of Exhibits

Exhibit 10.2

HOTEL PURCHASE AND SALE AGREEMENT

THIS HOTEL PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of June 15, 2011 (the “Effective Date”), by and between IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and CHSP SAN DIEGO LLC, a Delaware limited liability company (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is the owner of that certain hotel and parcel of land located in San Diego, California and more particularly described on Exhibit A (the “Land”), and the Property (as hereinafter defined), all commonly known as the Hotel Indigo San Diego; and,

WHEREAS, Buyer desires to acquire the Property from Seller for the purchase price of Fifty-Five Million Five Hundred Thousand and No/100 Dollars ($55,500,000.00) (the “Purchase Price”) and Seller desires to convey the Property to Buyer all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the promises, covenants, representations and warranties hereinafter set forth, the sum of One Hundred Dollars ($100.00) and other good and valuable consideration in hand paid by Seller to Buyer and by Buyer to Seller upon the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Deadlines and Definitions.

1.1 Deadlines. Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“Closing Deadline” shall mean June 17, 2011, or such other later date mutually agreed upon by Seller and Buyer, but, in all events, not later than June 30, 2011.

“Due Diligence Deadline” shall mean 6:00 P.M. local Atlanta, Georgia time on the Effective Date.

1.2 Definitions. In addition, wherever used in this Agreement, the terms herein shall have the meanings set forth on Schedule A.

2. Purchase and Sale. Seller agrees to convey, transfer and assign, and Buyer agrees to acquire, accept and assume, the Property, on the terms, conditions and provisions set forth in this Agreement.

Purchase Agreement

3. Purchase Price. The Purchase Price, subject to the prorations and credits set forth herein, shall be due and payable as follows:

3.1 Deposit. Within one (1) Business Day after the full and final execution of this Agreement, Buyer shall make the Deposit, in immediately available funds with Closing Agent. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Deposit as provided herein, then Seller, at Seller’s option, may Terminate this Agreement and, if Seller elects such option, the parties shall have no further rights or obligations hereunder except the rights and for obligations which expressly survive the termination of this Agreement. Except as expressly otherwise set forth herein, the Deposit shall be non-refundable to Buyer, but shall be applied against the Purchase Price on the Closing Date.

3.2 Remainder of Purchase Price. At Closing, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the Deposit paid to Closing Agent, subject to the credits, prorations and adjustments set forth herein, in cash by federal reserve bank wire transfer to such account and bank as Seller shall designate in writing to Buyer at or prior to Closing to be confirmed received in Seller’s account on or before 3:00 p.m. Atlanta, Georgia time on the Closing Date.

3.3 Intentionally Deleted.

4. Buyer’s Due Diligence and Inspection Rights; Termination Right.

4.1 Review of Property and Property Documents. Until Closing, and subject to the terms of Paragraph 4.2, Seller shall provide Buyer and Buyer’s Representatives with access to the Property and the Property Documents, wherever located, upon reasonable prior notice at reasonable times during business hours, with the right and license to conduct Due Diligence with respect to the Property. Buyer covenants and agrees that it will inspect the Hotel at its sole cost and expense and will not allow any liens to attach against the Hotel as a result of its Due Diligence. In the event of termination of this Agreement, upon written request from Seller, Buyer shall deliver promptly to Seller copies of all Buyer’s Diligence Reports, but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon; provided, however that Seller shall pay any copying and delivery fees, costs or expenses actually incurred in connection with the copying and delivery of such Buyer Diligence Reports. Except as otherwise expressly set forth in this Agreement, Buyer acknowledges that the Property Documents may not be complete in all respects and that Seller may not have complete information concerning the Hotel and Buyer acknowledges that such incomplete information should not be relied upon and should be verified to Buyer’s satisfaction during Due Diligence.

4.2 Guidelines for Inspection Rights. Buyer’s rights to conduct Due Diligence shall be subject to the following further requirements: (a) Due Diligence may only be performed during business hours and must not interfere with the operation or management of the Hotel or disturb the rights of guests; (b) Buyer must provide Seller with at least twenty-four (24) hours prior notice of its intent to perform Due Diligence on the Property and Seller shall have the right to have a representative of Seller present during any such entry upon the Property by Buyer or Buyer’s Representatives; (c) Buyer shall not contact any Hotel contractor, Hotel guest, or Hotel Employee without Seller’s prior written consent; (d) Seller or its designated representative shall have the right to pre-approve, and be present during, any physical testing of the Property;

- 2 -	Purchase Agreement

(e) Buyer shall immediately return the Property to the condition existing prior to any tests and inspections in all material respects; (f) Due Diligence activities may not affect the appearance of the Hotel in any way; and (g) Buyer may not conduct any invasive sampling, boring, testing, or analysis of soils, surface water or groundwater at the Property without first having obtained prior written approval of Seller, which may not be unreasonably withheld, conditioned or delayed. Prior to such time as Buyer or any of Buyer’s Representatives enter the Property, Buyer shall (i) obtain policies of general liability insurance which insure Buyer and Buyer’s Representatives with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and name Seller as an additional insured and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property, the issuance of a standard “zoning letter” with respect to the Property, the issuance of a report by The Planning & Zoning Resource Corp. or the issuance of certain other licenses and permits, including without limitation the liquor license, Buyer shall not contact any governmental official or representative regarding hazardous materials on, or the environmental condition of, the Property, or the status of compliance of the Property with zoning, building code or similar Laws, without Seller’s prior written consent thereto. In addition, if Seller’s consent is obtained by Buyer, Seller shall be entitled to receive at least three (3) Business Days prior written notice of the intended contact and to have a representative present when Buyer has any such contact with any governmental official or representative.

4.3 Title and Survey Examination. If not previously delivered, Seller shall deliver to Buyer a copy of Seller’s most recent survey of the Property, if any, in Seller’s possession, and either (i) Seller’s title insurance policy in Seller’s possession, or (ii) a Title Commitment dated within 90 days of the Effective Date.

A. Title and Survey Objections. Buyer shall have until ten (10) days prior to the Due Diligence Deadline to notify Seller in writing of any Title Objections; any such notice shall be accompanied by the Title Commitment and Survey and any other materials which evidence or disclose such objections to title. If Buyer fails to notify Seller of any Title Objections on or before such date, then, notwithstanding any other provisions set forth herein, such failure to notify Seller shall constitute a waiver of such right to object to such matters existing as of the Effective Date. Seller shall notify Buyer within five (5) Business Days of its receipt of such notice if Seller has elected to Remove any such Title Objections. If Seller fails to respond within such timeframe, Seller shall be deemed to have declined to remove such Title Objections (other than Required Removal Items). If Seller does not covenant to Buyer that Seller will Remove the Title Objections prior to Closing, Buyer shall have until the Due Diligence Deadline to elect in writing, either to (a) terminate this Agreement, in which case the Deposit shall be returned to Buyer and the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination, or (b) waive its Title Objections (other than Required Removal Items) and proceed with the Transaction pursuant to the remaining terms and conditions of this Agreement. If Buyer fails to give Seller notice of its election by such time, it shall be deemed to have elected the option contained in clause (b)

- 3 -	Purchase Agreement

above. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Title Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

B. Cure of Title Matters. At Closing, if this Agreement is not Terminated as permitted herein, Seller shall Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Removal Items or Seller has expressly agreed to Remove a Title Objection pursuant to subsection (A) above.

C. Intentionally Deleted.

D. Pre-Closing “Gap” Defects. Whether or not Buyer shall have furnished to Seller any notice of Title Objections before the Due Diligence Deadline, Buyer may at or prior to Closing notify Seller in writing of any defects in title arising between the earlier of (i) the effective date of Buyer’s Title Commitment and (ii) the Due Diligence Deadline, and the Closing Date. With respect to any Title Objections set forth in such notice, Buyer shall have the same rights as those which apply to any notice of defects in title resulting from a notice of title defects by Buyer on or before the Due Diligence Deadline and Seller shall have the same rights and obligations to cure the same at or prior to Closing. If necessary, the date for Closing shall be automatically extended (by not more than fifteen (15) days) to allow Seller to cure such pre-closing “gap” defects.

E. Status of Title and Survey as of Effective Date. Notwithstanding anything to the contrary contained in this Section 4.3, Buyer hereby acknowledges and agrees that it has received and reviewed that certain ALTA/ASCM Land Title Survey of Hotel Indigo, prepared for IND East Village SD Holdings, LLC, First American Title Insurance Company, Terra Nova Title & Settlement Services, and Chesapeake Lodging Trust, CHSP San Diego LLC and CHSP TRS San Diego LLC, prepared by Burkett & Wong Structural & Civil Engineers & Surveyors, bearing the seal and certification of Casey R. Lynch, P.L.S. No. 8380, dated May 16, 2011, last revised June 2, 2011, for and with respect to the Property (the “Updated Survey”) and that certain Title Insurance Commitment, Commitment No. NCS-483876-SF, with a commitment date of May 16, 2011, last updated on June 1, 2011, issued by the Title Company for the Property (the “Final Title Insurance Commitment”), and that it has no Title Objections with respect to any matters or items disclosed or shown on or in the Updated Survey or Final Title Insurance Commitment (and shall not send to Seller any Title Objections with respect to same) and shall take title to the Property subject to all such matters which shall constitute Permitted Title Exceptions.

4.4 As-Is, Where-Is, With All Faults Sale. Because Buyer is to conduct such Due Diligence as Buyer deems necessary or appropriate prior to the Due Diligence Deadline, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction, and the Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price, except as otherwise expressly provided in this Agreement. Without limiting the foregoing, except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or

- 4 -	Purchase Agreement

written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence. Notwithstanding the foregoing, such acknowledgment is not intended to, and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties. To evidence the foregoing, Buyer shall deliver to Seller at the Closing, an As Is Agreement as required by Paragraph 6.3B.

4.5 Termination Right. If Buyer, in its sole and absolute discretion, determines not to proceed with the Transaction or is not satisfied with any matters relating to the Property, Buyer may Terminate this Agreement by written notice to Seller at any time prior to the Due Diligence Deadline and Buyer shall be entitled to the return of the Deposit. If, at or prior to the Due Diligence Deadline, Buyer has not delivered to Seller a termination notice as aforesaid, then Buyer shall be deemed to have accepted the condition of the Property (subject to Seller’s compliance with the representations, warranties and covenants of this Agreement, and the conditions set forth in Paragraph 10) and shall thereafter have no right to Terminate this Agreement on account of such Due Diligence termination right under this Paragraph 4. If after the Due Diligence Deadline Buyer conducts further Due Diligence, Buyer acknowledges and agrees that Buyer shall have no further right to terminate this Agreement with respect to such further Due Diligence or otherwise in accordance with this Paragraph 4 after the Due Diligence Deadline, except as otherwise expressly provided in this Agreement.

5. Seller’s Covenants. Seller agrees that between the Effective Date and the Closing Date:

5.1 No Alteration of Title. Seller shall not transfer or further alter or encumber in any way Seller’s title to the Real Property as it exists as of the Effective Date without written notice to, and the prior written consent of, Buyer. If Buyer fails to object in writing to any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed prior to the Due Diligence Deadline.

5.2 Intentionally Deleted.

5.3 Contracts. Except as it relates to “Excepted Contracts” (hereinafter defined), if Seller desires to (i) enter into any new Contracts, (ii) cancel, modify, amend, extend or renew any existing Contracts, or (iii) waive any default under, accept any surrender of, any Contracts, Seller shall deliver to Buyer written notice of such action, which notice shall contain information regarding the proposed action that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action. Except for Contracts that can be terminated, without penalty, upon thirty (30) days (or less) written notice from the owner of the Property (“Excepted Contracts”), Seller shall not be entitled to take such action without either (A) prior written notice to Buyer, provided such written notice is received by Buyer on or before three (3) Business Days before the Due Diligence Deadline, and

- 5 -	Purchase Agreement

(B) thereafter, Buyer’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (and if no response by Buyer is made within three (3) Business Days after Buyer’s receipt of such request and all documents related thereto, such consent shall be deemed to have been granted). Upon delivery of such written consent, such Contract or modification thereof shall thereupon be included or excluded, as the case may be, within or from the definition of “Contracts” set forth herein. Seller shall promptly provide Buyer with true, correct and complete copies of any Contract, modification, or amendment entered into by Seller. Notwithstanding any provision of this Agreement to the contrary, without any requirement for notice or consent from Buyer, Seller may, but shall not be obligated to, pursue any of its legal rights to enforce any Contract.

5.4 Status of Property. Between the Effective Date and Closing Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the Due Diligence Deadline in accordance with the terms of Paragraph 4 hereof and in light of Buyer’s right to conduct Due Diligence, Buyer hereby agrees that Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical condition that would give rise to violations of Laws, whether the same now exist or arise prior to Closing.

5.5 Tax Appeals. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer hereby acknowledges and agrees that Seller has appealed the taxes for the Property with respect to the 2009 and 2010 Tax Years, such tax appeals remain pending, and following Closing, Seller shall continue to control such tax appeals without any interference from Buyer or any of Buyer’s Representatives; provided, however, Seller will use commercially reasonable efforts to provide Buyer with periodic updates regarding of the ongoing status of such pending tax appeals. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the out-of pocket costs and expenses (including reasonable attorneys’ fees, expenses and disbursements and fees contingent on the amount of recovery) incurred in connection with obtaining such tax refund or credit; and second, apportioned between Buyer and Seller as follows: (a) any refunds or credits attributable to the Closing Tax Year shall be apportioned between Buyer and Seller in the manner provided in Paragraph 7.1; (b) any refunds or credits attributable to any period prior to the Closing Tax Year, shall be paid to Seller; and (c) any refunds or credits attributable to any period after the Closing Tax Year shall be paid to Buyer. Buyer and Seller agree to cooperate with each other and to execute any and all documents reasonably requested in furtherance of the foregoing. The provisions this Paragraph shall survive the Closing.

5.6 Personal Property. Seller shall not remove any of the Property, including Personal Property, from the Real Property nor use any of the Personal Property prior to the Closing Date except such use thereof as is normal and customary in the operation and maintenance of the Property. Seller covenants that items of all Personal Property shall be maintained at Seller’s customary level of quality and will be available and conveyed to Buyer on the Closing Date.

- 6 -	Purchase Agreement

5.7 Intellectual Property. Upon Buyer’s reasonable request, Seller shall in good faith, but without cost or obligation to itself, exercise reasonable efforts to assist Buyer in Buyer’s efforts to obtain authorization or consent from third party lessors or licensors to the assignment or other transfer to Buyer of such computer hardware, software or system(s) leases or licenses as are integral to the operation of the Property as of the Effective Date. Seller will not be required to pay any sums or otherwise incur any obligation in connection with any such requested assignment or transfer. Buyer shall be solely responsible for any early termination, transfer, re-licensing or other fees of any nature payable in connection any such assignment or transfer. Buyer shall and hereby does indemnify and hold harmless Seller from and against any loss, liability, damage, cost or expense, including reasonable attorneys’ fees and legal costs, arising from or related to the early termination or breach of any such leases or licenses as a result of such transfer or assignment. In the absence of an express assignment of any such lease or license, the Buyer acknowledges that no such lease or license shall be transferred to Buyer at Closing. Buyer also acknowledges that Seller and the Seller Parties are retaining all right, title and interest in and to all their respective intellectual property rights that may be used within or comprise any part of the Property except as may be specifically licensed to Buyer pursuant to Exhibit P.

5.8 Liquor License. The liquor license for the Hotel is personal to Seller and will not be assigned to Buyer. The liquor license will continue to be held by IHG Management (Maryland) LLC, as manager, and such license will continue to be used to operate the liquor facilities at the Hotel after the Closing in accordance with the Management Agreement.

5.9 Continued Marketing of the Hotel for Sale. Seller shall not negotiate, execute or otherwise pursue offers for the purchase and sale of the Property with any party, other than Buyer, during the term of this Agreement.

5.10 Operation of the Property. Seller covenants that between the Effective Date and Closing, it will (a) operate the Hotel in a commercially reasonable manner consistent with Seller’s past practice, and (b) maintain its books of account and records in a commercially reasonable manner, in accordance with generally accepted accounting principles consistently applied. Seller shall continue to use commercially reasonable efforts to take guest room reservations and to book functions and meetings. All advanced Bookings shall continue to be booked in accordance with Seller’s past practice and custom. Except as otherwise expressly permitted by Seller hereunder, Seller shall not take any action or fail to take action the result of which would have a material adverse effect on the Hotel or would cause any of the representations and warranties contained in Paragraph 8.1 to be untrue in any material respect as of Closing.

6. Closing. The time and place of Closing shall be held at 9:00 a.m. local Atlanta, Georgia time on the Closing Deadline at or through the offices of the Closing Agent.

- 7 -	Purchase Agreement

6.1 Closing Mechanics. Buyer and Seller shall conduct an escrow-style closing through the Closing Agent so that it will not be necessary for any party to attend the Closing (Buyer and Seller shall have pre-Closings to finalize and sign all documents not later than one Business Day prior to Closing, and deliver such items to the Closing Agent for receipt not later than one Business Day prior to Closing). Not later than one Business Day prior to Closing, Buyer shall deliver to Closing Agent the Purchase Price and the other amounts/items required of Buyer as elsewhere set forth herein. Upon Closing, Closing Agent shall record the Deed and Seller shall deliver to Buyer possession of the Property, subject only to the Permitted Title Exceptions, and the other items required of Seller as elsewhere set forth herein.

6.2 Seller’s Deliveries. At Closing, Seller shall deliver or cause to be delivered to Buyer the following, including executed counterparts thereof, to the extent applicable:

A. Deed. A Grant Deed in the form of Exhibit B, together with a preliminary change of ownership report (to be completed by Buyer).

B. Bill of Sale. A Bill of Sale in the form of Exhibit C.

C. General Assignment. A General Assignment in the form of Exhibit E.

D. Notices of Assignment and Assumption. If applicable, a written notice to each party (other than Seller) to any of the Contracts, which are being assigned and assumed as contemplated in this Agreement, in a form and of a substance reasonably acceptable to Seller and Buyer.

E. Withholding and Tax Certificates. A certificate in the form of Exhibit G with respect to Section 1445 of the Internal Revenue Code stating whether or not Seller is a foreign person as defined in said Section 1445 and applicable regulations thereunder and California Form 593-C or any other corresponding state form required.

F. Affidavit of Title/Gap Indemnity. An Affidavit of Title with respect to liens and title matters in substantially the form of Exhibit H and an affidavit executed by Seller to the effect that Seller is not a “nonresident” within the meaning of California Revenue and Taxation Code Section 18662 or successor statutes.

G. Closing Statement. A Closing Statement Agreement in a form reasonably acceptable to Seller and Buyer. Seller and Buyer shall authorize and instruct the Closing Agent to file, as the “reporting person,” Internal Revenue Service Form 1099-B (“Proceeds from Real Estate, Broker, and Barter Exchange Transactions”), if and as required by Section 6045(d) of the Code.

H. Evidence of Authority. Evidence that Seller has the requisite power and authority to execute and deliver, and perform under, this Agreement and all Closing Documents.

- 8 -	Purchase Agreement

I. Reaffirmation. A reaffirmation of the representations, warranties and covenants set forth in Paragraph 8 hereof in a form and of a substance reasonably acceptable to Seller and Buyer.

J. Documentary Transfer Tax Declaration. If applicable, a duly completed real estate documentary transfer tax declaration or return and any other similar documents required in connection with any tax imposed by any governmental authority in connection with the Transaction.

K. Delivery of Keys and Property Documents. The Property Documents and all keys to the Property or any portion thereof.

L. Management Agreement. The Management Agreement as described in Paragraph 16 below. The form of Management Agreement is attached hereto as Exhibit P.

M. Other Instruments. Such other instruments or documents as may be reasonably requested by Buyer or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement.

6.3 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

A. Net Purchase Price. The net Purchase Price due at Closing under this Agreement.

B. As Is Agreement. The As Is Agreement of Buyer in the form of Exhibit L attached hereto and incorporated herein by this reference.

C. Closing Document Counterparts. Executed counterparts of any of the Closing Documents described in Paragraph 6.2 which are to be signed by Buyer.

D. Other Instruments. Such other funds, instruments or documents as may be reasonably requested by Seller or the Title Company, or reasonably necessary, to effect or carry out the purposes of this Agreement.

7. Prorations, Credits and Closing Costs.

7.1 Proration Items. Except as otherwise noted, in each such proration set forth below, the portion thereof allocable to periods beginning as of the Closing Proration Time shall be credited to Buyer, or charged to Buyer, as applicable, and the portion thereof allocable to periods ending as of the Closing Proration Time shall be credited to Seller, or charged to Seller, as applicable, all of which prorations shall be made at Closing or, in the case of allocations to be made after Closing, upon receipt of such payments or payment of such expenses. The following items shall be prorated between Buyer and Seller or credited to Buyer or Seller:

- 9 -	Purchase Agreement

A. Real Estate Taxes and Assessments. All ad valorem real estate and personal property taxes, with respect to the Property for the Closing Tax Year (regardless of the year for which such taxes are assessed) shall be prorated as of the Closing Proration Time. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the Effective Date. If tax bills for the Closing Tax Year are not available on the Closing Date, taxes shall be prorated at Closing based upon the tax bills for the previous Tax Year, or, if available, based upon the current assessed valuation and current millage rates, and in such event Seller and Buyer shall reprorate the taxes as actual or final tax bills for the current year are available. Buyer acknowledges that the consummation of the purchase and sale contemplated by this Agreement will result in a reassessment of the Property due to the change of ownership, and in this regard, Buyer hereby agrees to pay all such real estate taxes accruing with respect to the Real Property from and after the Closing Date and Buyer hereby agrees to and does indemnify and save Seller harmless from and against all liabilities for such taxes.

B. Hotel Revenues.

(i) Guest Ledger Receivables. Seller shall receive a credit at Closing for all Guest Ledger Receivables for all room nights up to and including the room night immediately prior to the night when the Closing Proration Time occurs, and Buyer shall be entitled to the amounts of Guest Ledger Receivables for the room nights after the Closing Proration Time. Seller and Buyer shall each receive a credit of fifty percent (50%) of Guest Ledger Receivables for the room night when the Closing Proration Time occurs. Seller shall receive the income from all restaurant and bar facilities located on the Real Property through the Closing Proration Time and Buyer shall receive such income thereafter.

(ii) Booking Deposits. Buyer shall receive a credit at Closing for advance payments and deposits, if any, under Bookings to the extent the Bookings relate to a period after the Closing Proration Time. Buyer shall assume and honor for its account all Bookings relating to dates after the Closing Proration Time provided that Seller provides a written account to Buyer of all such Bookings at the Closing.

(iii) Vending Machines. Vending machine monies will be removed by Seller as of the Closing Proration Time for the benefit of Seller. Buyer shall be entitled to any monies collected from any vending machines after the Closing Proration Time.

(iv) Petty Cash. Seller shall receive a credit at Closing for all petty cash funds and cash in the Hotel’s house banks at 100% of face value at the Closing Proration Time.

(v) Accounts Receivable. Seller shall retain all rights to all Accounts Receivable accrued through the Closing Proration Time and Buyer will be entitled to all Accounts Receivable that accrue after the Closing Proration Time. Buyer shall cooperate

- 10 -	Purchase Agreement

with Seller in collecting the Accounts Receivable, at no cost or expense to Buyer other than any de minimis cost and expense or any cost or expense which Seller agrees in writing to reimburse. Any amounts received by either party shall be applied first against the oldest Accounts Receivable outstanding for the person paying such amount unless such amount is being disputed. If any Accounts Receivable are paid to Buyer after the Closing, Buyer shall immediately remit such amount to Seller.

C. Utility Expenses and Deposits. Water, sewer, gas, waste fee, fire protection, electric and all other utility expenses and payments due or made with respect to the Property shall be prorated as of the Closing Proration Time, based upon the utility bills for the preceding period, or, at Seller’s option, the meters with respect thereto read as of Closing Date. Seller shall assign and/or transfer all utility deposits, bonds, letters of credit or other security to Buyer and receive a credit therefor at Closing to the extent that such utility deposits, bonds, letters of credit or other security are actually assigned or transferred to Buyer; Buyer shall notify all utilities, governmental agencies, suppliers and others providing services to the Real Property of the prospective change in ownership and operation of the Hotel. Notwithstanding the foregoing, at Seller’s sole election, any utility deposit, bond, letter of credit or other security may be released directly to Seller and Seller shall not receive such credit for any security so released.

D. Hotel Consumables. Seller shall sell to Buyer, and Buyer shall purchase from Seller, inclusive in the Purchase Price for the Property, all of the food and beverages (including alcoholic and non-alcoholic to the extent permitted by Law), engineering, maintenance, and housekeeping supplies (including soap and matches), stationery, printing and other supplies of all kinds (but specifically excluding any stationery, printing and other supplies with proprietary insignia or logos of the Seller or Seller’s affiliated entities) (collectively, the “Consumables”) owned by Seller, located on the Property and used in connection with the ownership, use, operation and maintenance of the Hotel as of the Closing Date free and clear of all liens, claims and other encumbrances, the same to be sold at Seller’s actual cost as disclosed by Seller’s books. The purchase price of the Consumables shall be determined by an actual inventory of all usable, unopened items of Consumables taken the day preceding the Closing Date (or such other date as the parties hereto may reasonably agree upon) and shall be included at Closing in the Purchase Price. Buyer shall have no obligation to pay, and Seller shall have no right to an adjustment, under this Paragraph for Hotel Consumables stocked in the guest rooms of the hotel on the Closing Date. Buyer will purchase (a) all unopened cases of Consumables, (b) all unopened individual items of Consumables which are a part of an opened case, but which have not been stocked in the guest rooms of the Hotel, and (c) all food and similar unused perishables usable in the ordinary course of the operation of the Hotel.

E. Other Operating Expenses. All other operating expenses of the Property not otherwise provided for in this Paragraph 7, including payments due or owing under any Contracts assumed by Buyer at Closing and any fees as to which periodic payments are made for applicable assigned licenses and permits, if any, shall be prorated as of the Closing Proration Time, except that no insurance policies shall be assumed as Contracts and no insurance premiums shall be prorated, and Seller shall be entitled to any refunds of any premiums for such policies. Seller shall assign and/or transfer all Contract deposits or other security, if any, to Buyer and receive a credit therefor at Closing, to the extent that such deposits or other security has been assigned or transferred; Buyer shall cooperate with Seller to notify all such Contract parties of the prospective change in ownership and operation of the Hotel.

- 11 -	Purchase Agreement

F. Hotel Employee Costs. Notwithstanding anything to the contrary contained in this Agreement, Seller and Buyer hereby acknowledge and agree that Seller shall cause to be paid, at or prior to Closing, all wages, salaries, and other employment benefits of hourly Hotel Employees and any salaried Hotel Employees, together with any applicable employment and withholding taxes for such employees and any accrued and/or earned vacation and sick time, payroll taxes, and required contributions to health, pension, and other benefit plans for such employees, for all periods prior to the Closing Date. The foregoing payments shall be paid by Seller and/or the existing manager of the Hotel, pursuant to existing Hotel practice and any existing governing agreements and plans, including, without limitation, the existing management agreement for the Hotel. Such amounts shall not be subject to proration under this Agreement.

7.2 Closing Statement and Schedules. On or before five (5) days prior to the Closing Date, Seller shall deliver to Buyer a current schedule of the items and amounts to be prorated or credited as set forth in this Paragraph 7, and a draft closing statement for the Transaction.

7.3 Reproration after Closing. The provisions of Paragraph 7 shall survive the Closing. If the actual amounts of any of the aforesaid proration items are unavailable as of the Closing Date, then such proration shall be made on the basis of an amount reasonably estimated by Buyer and Seller at Closing and Buyer and Seller shall thereupon reprorate such items at such times as the exact amounts for such proration items become available (but such prorations will be made within six (6) months after the Closing Date or upon such earlier date as the exact amounts for such proration become available); provided however, that no reproration adjustment shall be made if the net amount due is $1,000 or less, and provided that any request is delivered to the party from whom payment is requested on or before six (6) months after Closing. In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide or cause to be provided to Seller current operating and financial statements for the Property no later than three (3) months after Closing. Notwithstanding anything contained in this Paragraph 7.3 to the contrary, Paragraph 5.5 of this Agreement shall control with respect to the apportionment between Seller and Buyer and the payment of any applicable refunds and/or credits resulting from the final resolution of any tax appeal with respect to the Closing Tax Year, and the parties acknowledge and agree that the one-year proration time limit set forth in this Paragraph 7.3 shall not apply to any such apportionments pursuant to Paragraph 5.5.

7.4 Seller’s Closing Costs. Seller shall pay the following: (a) the fees and expenses of Seller’s attorneys, (b) all recording charges due on recordation of any Closing Documents, (c) the commission due any broker retained by Seller, (d) one-half of all escrow agent fees (if any are charged in connection with this Transaction), (e) all transfer, documentary, excise, recording, sales or other taxes or assessments imposed by virtue of the Transaction, and (f) the costs (including recording costs) of any cure of title defects required of Seller hereunder.

- 12 -	Purchase Agreement

7.5 Buyer’s Closing Costs. Buyer shall pay the following: (a) the costs of Buyer’s Due Diligence, (b) the fees and expenses of Buyer’s attorneys, (c) the commission due any broker retained by Buyer, (d) all lenders’ fees related to any financing to be obtained by Buyer; (e) one-half of all escrow agent fees (if any are charged in connection with this Transaction), (f) the costs, expenses and premiums for the Title Commitment and Title Policy (including all examinations and reports in connection therewith, and all endorsements and reinsurance required by Buyer), and (g) the costs of the Survey.

8. Representations and Warranties.

8.1 Seller’s Representations and Warranties. Seller, as of the date of the execution of this Agreement by Seller, represents and warrants to Buyer, and covenants with Buyer as follows:

A. Organization, Power and Authority. Seller is duly organized, validly existing and in good standing under the Laws of the State of its organization or incorporation; is, to the extent required by Law, duly qualified to do business in the State in which the Property is located; has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder; has all requisite power and authority to own the Property and conduct the business as it is currently being conducted. Seller has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Seller (i) has been duly and validly authorized by all necessary action on the part of Seller, (ii) does not conflict with or result in a violation of the organizational documents of Seller (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which Seller is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Seller is bound or to which it is a party.

B. Title to Real and Personal Property. Seller has not entered into any currently effective agreement to sell or dispose of all or any portion of its interest in and to the Real Property. Except for the Personal Property leased to Seller, Seller has good and valid title to all Personal Property and the Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under Seller.

C. Contracts and Leases. As of the Effective Date, except for (i) the Contracts listed in Exhibit N attached hereto, and (ii) the Permitted Title Exceptions, Seller has not entered into any contracts, subcontracts or agreements affecting the Property that will be binding upon Buyer after the Closing. Seller has not received any written notice of default from any parties to the Contracts that has not been cured by Seller on or before the date hereof. Seller has provided true and correct copies of the Contracts and such Contracts, to the best of Seller’s actual knowledge, are in full force and effect. There are no leases, rental agreements and other occupancy agreements for the use and occupancy of any portion of the Property.

- 13 -	Purchase Agreement

D. Litigation Proceedings. There is no current or pending litigation against Seller (including, but not limited to, condemnation proceedings against the Property) of which Seller has received written notice and which, in the reasonable judgment of Seller, if determined adversely to Seller, would materially adversely affect the Property. Seller has not (A) commenced a voluntary case, or, to the best of Seller’s actual knowledge, had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered (to the best of Seller’s actual knowledge) or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

E. Other Property Conditions.

(i) Land Use Regulations. As of the Effective Date and except for violations that have been cured, Seller has not received any written notice from any governmental authority with respect to the violation of any zoning law or ordinance applicable to the Property.

(ii) Insurance Compliance. As of the Effective Date, except for violations that have been cured, Seller has not received any written notice from any insurance company that carries any of Seller’s insurance with respect to the Property that any portion of the Property violates any building, fire, or health code, statute, ordinance, rule or regulation applicable to the Property.

(iii) Taxes and Assessments. Except as disclosed in the Title Commitment, as of the Effective Date, Seller has not received any written notice of any proposed reassessments of the Property from the local taxing agencies that would, in the reasonable judgment of Seller, increase real property taxes or assessments against the Property.

(iv) Special Assessments and Exactions. Except as disclosed in the Title Commitment, as of the Effective Date Seller has not received any written notice from any governmental agency that any special assessments are pending, noted or levied against the Property.

F. Compliance with Laws. Seller has not received any written notice of any violation of any applicable Law with respect to the Hotel or the Property which has not been cured or dismissed.

G. Employees. There are no collective bargaining agreements with any labor union with respect to the Hotel Employees or the Hotel, and there are no written employment contracts with any of the Hotel Employees.

- 14 -	Purchase Agreement

H. Management Agreement and Franchise Agreement. There is no franchise agreement with respect to the Property and the existing management agreement with respect to the Property shall be terminated by Seller on or prior to the Closing Date, at no cost to Buyer, and Seller shall provide Buyer with evidence of such termination at Closing which evidence shall be in a form reasonably satisfactory to Buyer.

I. Taxes. Except as will be paid in full or prorated at Closing, Seller has not received written notice of any delinquencies with respect to the Taxes related to the Property; provided, however, the preceding representation does not apply to ad valorem real estate taxes with respect to the Property. Seller has not received any written notice for an audit of any Taxes which has not been resolved or completed.

J. Licenses and Permits. Seller has made available to Buyer true and correct copies of all licenses and permits with respect to the Hotel in Seller’s possession. Seller has not received any written notice from any governmental authority or other person of (a) any violation, suspension, revocation or non-renewal of any licenses and permits with respect to the Property or operation of the Hotel which has not been cured or dismissed or (b) any failure by Seller to obtain any licenses and permits required for the Property or the operation of the Hotel that has not been cured or dismissed.

K. Foreign Person. Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of Section 1445(a) of the Code.

L. Intentionally Deleted.

M. Patriot Act. Neither Seller nor any controlling beneficial owner of Seller: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 133224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

N. Financial Information. To the best of Seller’s actual knowledge, all of Seller’s financial information provided to Buyer is correct and complete in all material respects and presents accurately the results of operations of the Property for the periods so indicated.

O. Knowledge of Seller. When used in this Agreement, the term “to Seller’s knowledge”, “to Seller’s actual knowledge” and similar phrases shall mean and be limited to the actual (and not imputed, implied or constructive) knowledge as of the effective date of such representation or warranty, without inquiry, of Travis Ray, Vice President of Seller, and Chris Jones, General Manager of the Hotel. Notwithstanding anything to the contrary set forth in this Agreement, the foregoing individual shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

- 15 -	Purchase Agreement

8.2 Seller’s Warranties Deemed Modified. Because Buyer’s primary reliance on the status of the matters addressed by Seller’s Warranties is Buyer’s own Due Diligence, to the extent that Buyer (a) has actual knowledge of, or (b) has received information in writing or in Buyer’s Diligence reports (whether such information is actually known to Buyer or not) that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

8.3 Claims of Breach Prior To Closing. If at or prior to the Closing, Seller obtains actual knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). After the Due Diligence Deadline but prior to the Closing, if Buyer or any Buyer’s Representative obtains actual knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days after obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed fifteen (15) days) to attempt such cure. If Buyer fails to notify Seller within five (5) Business Days of obtaining knowledge that any Seller’s Warranty is untrue, inaccurate or incorrect, then Buyer shall be deemed to waive such misrepresentation or breach of warranty. If any Seller’s Warranty is untrue, inaccurate or incorrect in any material respect as of the date made, and Seller is unable to so cure such misrepresentation or breach, then Buyer, as its sole remedy shall elect either (a) to waive such misrepresentation or breach and consummate the Transaction without any reduction of or credit against the Purchase Price, or (b) to Terminate this Agreement by written notice given to Seller on or before the Closing Date, in which event any Deposit shall be returned to Buyer. If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price. The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed $150,000.00.

8.4 Survival and Limits On Buyer’s Claims. Seller’s Warranties shall survive the Closing and not be merged therein for a period of six (6) months, and Seller shall only be liable to Buyer hereunder for a breach of Seller’s Warranties made herein or in any of the documents executed by Seller at the Closing with respect to which a claim is made by Buyer against Seller in writing on or before six (6) months after the date of the Closing. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be subject to Seller’s Liability Limit. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement

- 16 -	Purchase Agreement

and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know as set forth in Paragraph 8.2 that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing (Buyer’s remedy being as set forth in Paragraph 8.3), or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than $150,000.00.

8.5 Buyer’s Representations and Warranties. Buyer, as of the date of the execution of this Agreement by Buyer, represents and warrants to Seller that the following representations and warranties of Buyer shall be true and correct in all material respects as of the Closing Date:

A. Organization, Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the State of its organization or incorporation; is, or will by the Closing Date be, to the extent required by Law, duly qualified to do business in the State in which the Property is located; has all necessary power to execute and deliver this Agreement and perform all its obligations hereunder; has, or will by the Closing Date have, all requisite power and authority to own the Property and conduct the business as it is currently being conducted. Buyer has the full power and authority to enter into and perform this Agreement and the execution, delivery and performance of this Agreement by Buyer (i) has been duly and validly authorized by all necessary action on the part of Buyer, (ii) does not conflict with or result in a violation of the organizational documents of Buyer (including, as applicable, its articles of incorporation, charter or by-laws, its partnership agreement or its operating agreement), or any judgment, order or decree of any court or arbiter in any proceeding to which Buyer is a party, and (iii) does not conflict with or constitute a material breach of, or constitute a material default under, any contract, agreement or other instrument by which Buyer is bound or to which it is a party. There are no lawsuits filed or served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened the outcome of which could adversely affect Buyer’s ability to purchase the Hotel or otherwise perform its obligations under this Agreement.

B. No Bankruptcy. Buyer has not (A) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state Law relative to bankruptcy, insolvency or other relief for debtors, (B) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (C) made an assignment for the benefit of creditors.

C. Sophisticated Buyer. Buyer is an experienced investor that specializes in the investment in and ownership and operation of hotel properties in geographically diverse markets. As such, it is a sophisticated real estate owner and investor with particular experience in the acquisition, ownership and operation of hotels similar to the Hotel. Buyer warrants and represents that it has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Hotel and to assess fully all issues pertaining to title to the Real Property, the value of the Property, the past performance of the Hotel, the projected performance

- 17 -	Purchase Agreement

of the Hotel, the structural integrity and soundness of all improvements and structures located on the Real Property, the environmental condition of the Real Property, and the compliance of the Hotel and the operation and management thereof with all Laws. Accordingly, Buyer warrants and represents that, except for the representations and warranties expressly made by Seller in this Agreement, Buyer has not and will not rely upon any warranty, representation, statement of fact, or other information in any form (whether written, verbal, electronic or otherwise (collectively, “Information”) made by or furnished by or on behalf of Seller or any of their affiliates, but is relying solely on its own investigations, assessments, evaluations, and those of its own employees, agents, independent contractors, consultants, and other experts with whom it is dealing in connection with this Transaction. Except with respect to Information that Seller has made representations and warranties as provided in Paragraph 8.1 of this Agreement, Buyer hereby waives, relinquishes and releases Seller and its affiliates, agents and representatives from any claim, action, damages or compensation related to any Information Buyer or its affiliates have received, for itself and its affiliates and principals.

D. Reimbursement of Rebates. Buyer acknowledges that Seller may participate in various incentive programs with various suppliers for the Property whereby rebates are earned by Seller for Seller’s purchase of designated goods and services from such suppliers. Buyer acknowledges that Seller may have earned credits toward a rebate prior to Closing and that after Closing, Buyer may benefit from credits earned by Seller prior to Closing. Buyer therefore agrees to notify Seller of any rebate related to the Property received by, or credited to, Buyer within one (1) year of the Closing Date and to cooperate with Seller’s inquires into the status of any such rebates. Buyer and Seller shall cooperate in good faith to determine which, if any, portion of such rebate is attributable to Seller’s activities prior to the Closing Date, whereupon Buyer shall promptly reimburse Seller for Seller’s share of each rebate. If the parties are unable to determine Seller’s precise share of a rebate, they shall work in good faith to equitably prorate the rebate into Buyer’s and Seller’s shares. Buyer shall make available to Seller all records and other data verifying each rebate and the payment thereof. The provisions of Paragraph shall survive the Closing.

E. Patriot Act. Neither Buyer nor any controlling beneficial owner of Buyer: (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other of the Lists; (ii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (iii) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

F. Survival of Buyer’s Representations and Warranties. The representations and warranties of Buyer set forth in this Paragraph 8.5 shall survive the Closing and not be merged therein for a period of six (6) months, and Buyer shall only be liable to Seller hereunder for a breach of such representations and warranties made herein with respect to which a claim is made by Seller against Buyer in writing on or before six (6) months after the date of the Closing.

- 18 -	Purchase Agreement

8.6 Buyer’s Assumption of Seller Obligations.

A. Wages and Salaries. IHG Management (Maryland) LLC will employ all Hotel Employees at the Hotel pursuant to the terms of the Management Agreement and Buyer shall assume liability for all salary, commissions and other compensation and benefits of any kind earned or accrued on and after the “day shift” on the Closing Date by each Hotel Employee who is an employee of the Hotel in accordance with the terms of the Management Agreement.

B. Contracts. Not later than ten (10) days prior to the Due Diligence Deadline, Buyer shall send Seller a notice identifying which, if any, Contracts Buyer elects to have Seller terminate effective as of the Closing and, provided such Contracts are terminable by Seller (without any cost or other liability to Seller and with any termination costs or fees to be paid by Buyer), Seller shall cause the Contracts so identified by Buyer to be terminated, effective no later than the Closing. Buyer’s failure to timely provide any such notice to Seller shall be deemed Buyer’s election to assume all Contracts which, by their terms, are assignable without consent at Closing, and all such Contracts shall be deemed approved by Buyer. At the Closing, Seller shall assign to Buyer, pursuant to the terms of the General Assignment (attached hereto as Exhibit E), all right, title and interest of Seller in and to the Contracts which, by their terms, are assignable without consent, and Buyer shall assume all of the obligations of Seller under such Contracts arising from and after the Closing Date. Buyer shall be responsible to pay all assignment, termination and other fees required to effectuate the provisions of this Paragraph. Notwithstanding anything to the contrary set forth herein, Buyer acknowledges and agrees that Seller shall, at or prior to the Closing, terminate the existing management agreement with respect to the Property, at no cost or expense to Buyer, and at or prior to the Closing Seller shall provide Buyer with evidence of such termination, which evidence shall be in a form reasonably satisfactory to Buyer.

C. Guest Baggage. All baggage of Hotel guests which has been checked with or left in the care of Seller shall be inventoried, sealed and tagged jointly by Seller and Buyer on or immediately prior to the Closing Date. Buyer hereby indemnifies Seller against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Buyer after the Closing Date. Seller hereby indemnifies Buyer against all claims, losses or liabilities with respect to such baggage arising out of the acts or omissions of Seller prior to or on the Closing Date. The provisions of this Paragraph shall survive the Closing.

D. Safe Deposit Boxes. On the Closing Date, Seller shall deliver to Buyer all keys to any safe deposit boxes at the Hotel, all receipts and agreements relating to such safe deposit boxes and a complete list of safe deposit boxes which are then being used, which list shall contain the name and room number of each depositor. If any guest shall rent any safe deposit box after Seller shall have given to Buyer such keys, Buyer shall be solely responsible for all property deposited into such safe deposit box. On the day immediately prior to the Closing Date, Seller shall send a written notice to guests at the Hotel who then are utilizing safe deposit boxes, advising them of the pending sale of the Hotel to Buyer and the procedures to be followed pursuant to this Paragraph and requesting the removal and verification of the contents thereof on the day immediately preceding the Closing Date. All such removals and verifications shall be under the joint supervision of Buyer and Seller, and the contents recorded. Any property in safe deposit boxes as of the Closing Date (whether or not so recorded) shall be the responsibility of Buyer. The obligations of Buyer and Seller under this Paragraph shall survive the Closing.

- 19 -	Purchase Agreement

9. Casualty and Condemnation. Seller shall maintain the property insurance coverage currently in effect for the Property as of the Effective Date, or comparable coverage, through the Closing Date. Seller has provided Buyer copies of certificates of insurance with respect to the current property and casualty insurance coverage. If after the Effective Date and prior to the Closing Date, any portion of the improvements is materially damaged or destroyed by fire or other casualty, or there shall be commenced or instituted against the Property any Condemnation Proceeding, Seller shall promptly give written notice of such event to Buyer, and the following provisions shall apply notwithstanding the contrary terms of any applicable Laws with respect to the subject matter of Paragraph 9:

9.1 Major Event. If such damage or destruction results in a casualty loss in excess of Five Million Five Hundred Thousand and no/100 Dollars ($5,500,000.00), as reasonably determined by Seller, or if such Condemnation Proceeding would result in the taking of a portion of the Property worth in excess of Five Million Five Hundred Thousand and no/100 Dollars ($5,500,000.00), as reasonably determined by Seller, then Buyer shall have the right to Terminate this Agreement by written notice to Seller given no later than ten (10) Business Days after the giving of Seller’s notice of such event, in which event any Deposit shall be returned to Buyer, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such period shall be deemed an election not to terminate this Agreement.

9.2 Closing Despite Casualty/Condemnation. If a casualty or Condemnation Proceeding occurs and Buyer shall not, or has no right to, Terminate this Agreement on account thereof, then at Closing (a) the conveyance of the Property shall be less such portion of the Property so taken by (or, as applicable, shall be subject to) said Condemnation Proceeding, without adjustment of the Purchase Price, (b) Seller shall assign to Buyer (without recourse to Seller) all the rights to all awards or insurance proceeds with respect to such Condemnation Proceeding or casualty; (c) Seller shall provide a credit at Closing equal to (i) Seller’s deductible under Seller’s insurance policy, plus all proceeds or awards previously paid to Seller with respect to such casualty or Condemnation Proceeding, less (ii) an amount equal to the sum of (A) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with such casualty or Condemnation Proceeding, (B) any portion of any Condemnation Proceeding award that is allocable to loss of use of the Property prior to Closing, and the proceeds of any rental loss, business interruption or similar insurance to the extent allocable to the period prior to the Closing Date, and (C) the reasonable and actual costs incurred by Seller in stabilizing and/or repairing the Property following a casualty (and to the extent the sum of the items in (ii) is greater than the items in (i), Buyer shall pay such excess to Seller within five (5) Business Days after receipt of such awards or proceeds after Closing).

10. Other Conditions to Closing. The obligation of Buyer and Seller to close the Transaction shall be further subject to the satisfaction at or prior to Closing of the conditions precedent set forth in this Paragraph.

- 20 -	Purchase Agreement

10.1 Conditions to Buyer’s Obligations. The conditions precedent to Buyer’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Buyer in writing, at its sole option:

A. Representations. Seller’s Warranties, subject to Paragraphs 8.2 and 8.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

B. Title Policy. At Closing, Buyer shall have received such conveyance of title to the Real Property as will enable the Title Company to issue the Title Policy (or a specimen or proforma policy thereof or “marked” Title Commitment) to Buyer subject only to the Permitted Title Exceptions and consistent with Paragraph 4.3 hereof.

C. Seller Compliance. Seller shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Seller at or prior to the Closing.

D. Seller’s Deliveries. Seller shall have delivered to Buyer or deposited with Closing Agent, for the benefit of Buyer, Seller’s signature to all of the Closing Documents and other items set forth in Paragraph 6.2 to which Seller is a party.

10.2 Conditions to Seller’s Obligations. The conditions precedent to Seller’s obligations at Closing referenced above are as follows, any or all of which may be expressly waived by Seller in writing, at its sole option:

A. Representations. Buyer’s warranties set forth in Paragraph 8.3, shall be true and correct in all material respects on and as of the Closing Date, except as modified in a manner permitted by the Agreement, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

B. Buyer Compliance. Buyer shall have performed all of the covenants, undertakings and obligations to be performed or complied with by Buyer at or prior to the Closing.

C Buyer’s Deliveries. Buyer shall have delivered to Seller or deposited with Closing Agent, for the benefit of Seller, Buyer’s signature to all of the Closing Documents and other items set forth in Paragraph 6.3 to which Buyer is a party.

10.3 Waiver of Conditions. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Paragraph 10.1 and 10.2, respectively.

- 21 -	Purchase Agreement

11. Transaction Issues: Brokers, Confidentiality and Indemnity.

11.1 Brokers. Each party represents to the other that such party has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Property except for the Broker defined herein, which obligation has been incurred by Seller pursuant to a separate agreement with Broker executed in connection with the Transaction. Seller shall, upon the Closing of this Transaction and receipt by Seller of the Purchase Price, pay to Broker the appropriate sales commission pursuant to the terms of the brokerage agreement with Broker. Except for Broker and such commission payable as set forth above, Seller and Buyer each hereby (a) represent and warrant to the other that it has not employed, retained or consulted with any broker, agent, or finder in carrying on a negotiation in connection with this Agreement or the Transaction, and (b) indemnify and agree to hold the other harmless from and against any and all claims, demands, causes of action, debts, liabilities, judgments and damages (including costs and reasonable attorneys’ fees actually incurred in connection with the enforcement of this indemnity) which may be asserted or recovered against the indemnified party on account of any brokerage fee, commission or other compensation arising by reason of the indemnitor’s breach of this representation and warranty. This Paragraph shall survive the Closing or any termination of this Agreement.

11.2 Confidentiality. Each of Buyer and Seller hereby agrees that prior to Closing it will not release or cause or permit to be released, and will use best efforts to prevent the Buyer’s Representatives or Seller’s Representatives, as the case may be, from releasing or causing or permitting the release of, any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the Transaction, without first obtaining the written consent of the other party. The foregoing shall not preclude either Buyer or Seller from (a) discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its representatives as described above, or (b) from complying with any Laws applicable to such party, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or, at and after Closing, issuing or causing the issuance of a press or media release or other information in the nature of a press release relating to this Agreement or the Transaction, provided, however, that such release has received the prior written approval of the other party as to the exact text of such press release and of the extent of distribution thereof. Notwithstanding the foregoing, if Buyer or Seller, as the case may be, reasonably determines after consultation with counsel, that such party is required by Law to publicly disclose the existence of the terms of this Agreement, before or at Closing, Buyer or Seller, as the case may be, shall allow the other party to this Agreement a reasonable period of time, not to exceed three (3) Business Days, to review any proposed disclosure to be made by Buyer or Seller, as the case may be, in advance of such party making such disclosure, but for avoidance of doubt, Buyer or Seller, as the case may be, shall be permitted to make such disclosure and shall not be required to obtain the consent of the other party to this Agreement prior to making such disclosure. Buyer shall indemnify and hold Seller harmless from and against any and all Liabilities suffered or incurred by Seller and arising out of or in connection with a breach by Buyer of the provisions of this Paragraph. Seller shall indemnify and hold Buyer harmless from and against any and all Liabilities suffered or incurred by Buyer and arising out of or in connection with a breach by Buyer of the provisions of this Paragraph The indemnification obligations contained in this Paragraph shall survive the Closing or the earlier termination of this Agreement.

- 22 -	Purchase Agreement

11.3 Indemnity. In addition to Buyer’s indemnities set forth elsewhere in this Agreement, Buyer hereby agrees to indemnify, defend, and hold Seller and each of the other Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements actually incurred) arising out of or resulting from (a) the breach of any express representations and warranties of Buyer in this Agreement which expressly survives the Closing or the earlier termination of this Agreement (as the case may be), (b) the entry on the Property and/or the conduct of any Due Diligence by Buyer or any of Buyer’s Representatives at any time prior to the Closing; provided, however, that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of an pre-existing environmental or physical condition at the Property, (c) any breach by Buyer of any of its covenants or obligations under this Agreement which expressly survives the Closing or the earlier termination of this Agreement (as the case may be), (d) events, contractual obligations, acts and omissions of Buyer that occur or accrue after Closing in connection with the ownership of the Property, and (e) damage to property or injury to or death of any person or for claims for any debt or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times after Closing. Seller hereby agrees to indemnify, defend, and hold Buyer and each of the other Buyer Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements actually incurred) arising out of or resulting from (i) the breach of any express representations and warranties of Seller in this Agreement which expressly survive the Closing (for the term of such survival only) or the earlier termination of this Agreement (as the case may be) and (ii) the uncured breach by Seller prior to the Closing Date of any of the terms and provisions of any Contracts assigned by Seller and assumed by Buyer as contemplated in this Agreement. The foregoing indemnities shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

12. Default At or Prior to Closing.

12.1 Buyer Default. IF BUYER DEFAULTS IN THE OBSERVANCE OR PERFORMANCE OF ITS COVENANTS AND OBLIGATIONS HEREUNDER PRIOR TO CLOSING, AND SUCH DEFAULT CONTINUES FOR FIVE (5) BUSINESS DAYS AFTER THE DATE OF RECEIPT OF WRITTEN NOTICE FROM SELLER DEMANDING CURE OF SUCH DEFAULT, SELLER SHALL BE ENTITLED, AS ITS SOLE AND EXCLUSIVE REMEDY HEREUNDER, TO TERMINATE THIS AGREEMENT BY WRITTEN NOTICE TO BUYER OF SUCH TERMINATION AND TO RECEIVE PAYMENT OF THE DEPOSIT AS FULL LIQUIDATED DAMAGES FOR SUCH DEFAULT OF BUYER, THE PARTIES HERETO ACKNOWLEDGING THE DIFFICULTY OF ASCERTAINING THE ACTUAL DAMAGES IN THE EVENT OF SUCH A DEFAULT, THAT IT IS IMPOSSIBLE MORE PRECISELY TO ESTIMATE THE DAMAGES TO BE SUFFERED BY SELLER UPON BUYER’S DEFAULT, THAT SUCH FORFEITURE OF THE DEPOSIT IS INTENDED NOT AS A PENALTY, BUT AS FULL LIQUIDATED DAMAGES AND THAT SUCH AMOUNT CONSTITUTES A REASONABLE GOOD FAITH ESTIMATE OF THE POTENTIAL

- 23 -	Purchase Agreement

DAMAGES ARISING THEREFROM, IT BEING OTHERWISE DIFFICULT OR IMPOSSIBLE TO ESTIMATE SELLER’S ACTUAL DAMAGES WHICH WOULD BE SUFFERED BY SELLER IN THE EVENT OF DEFAULT BY BUYER. EXCEPT WITH RESPECT TO ANY RIGHT, OBLIGATION OR LIABILITY WHICH SURVIVES CLOSING OR TERMINATION OF THIS AGREEMENT, INCLUDING ANY INDEMNIFICATION PROVISIONS SET FORTH IN THIS AGREEMENT, SELLER’S RIGHT TO TERMINATE THIS AGREEMENT AND RECEIVE PAYMENT OF THE DEPOSIT AS FULL LIQUIDATED DAMAGES, ARE SELLER’S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT OF DEFAULT HEREUNDER BY BUYER, AND SELLER HEREBY WAIVES, RELINQUISHES AND RELEASES ANY AND ALL OTHER RIGHTS AND REMEDIES (EXCEPT ANY THAT SURVIVE CLOSING OR TERMINATION PURSUANT TO THE EXPRESS PROVISIONS OF THIS AGREEMENT), INCLUDING, BUT NOT LIMITED TO: (1) ANY RIGHT TO SUE BUYER FOR DAMAGES OR TO PROVE THAT SELLER’S ACTUAL DAMAGES EXCEED THE DEPOSIT WHICH IS HEREBY PROVIDED SELLER AS FULL LIQUIDATED DAMAGES, (2) ANY RIGHT TO SUE BUYER FOR SPECIFIC PERFORMANCE, OR (3) ANY OTHER RIGHT OR REMEDY WHICH SELLER MAY OTHERWISE HAVE AGAINST BUYER, EITHER AT LAW, OR EQUITY OR OTHERWISE.

Buyer’s Initials	Seller’s Initials

12.2 Seller Default. If Seller defaults in the observance or performance of its covenants and obligations hereunder prior to Closing, or if Seller breaches any of its representations and warranties under this Agreement, and such default continues for the greater of five (5) Business Days after the date of receipt of written notice from Buyer demanding cure of such default, or the expiration of other applicable cure periods set forth in this Agreement, then Buyer shall be entitled either, at Buyer’s option, (i) without waiving the right to elect the option to Terminate this Agreement, to bring an action against Seller for specific performance of this Agreement, but only if such suit is filed within sixty (60) days after the occurrence of Seller’s alleged default, or (ii) to Terminate this Agreement by the delivery to Seller of notice of such termination and in such event Buyer shall be entitled to the return the Deposit and, in the case of a material default by Seller that is willful and/or fraudulent in nature, Seller shall be obligated to reimburse Buyer for all of Buyer’s actual costs incurred in pursuing and attempting to complete this Transaction (including due diligence costs and reasonable attorneys’ fees actually incurred) up to an amount not to exceed $150,000.00. Except with respect to any right, obligation or liability which survives Closing or termination of this Agreement, including any indemnification provisions set forth in this Agreement, Buyer’s rights to so Terminate this Agreement or sue for specific performance, are Buyer’s sole and exclusive remedies hereunder in the event of default hereunder by Seller, and Buyer hereby waives, relinquishes and releases any and all other rights and remedies (except any that survive Closing or termination pursuant to the express provisions of this Agreement), including, but not limited to: (1) any right to bring an action for damages, or (2) any other right or remedy which Buyer may otherwise have against

- 24 -	Purchase Agreement

Seller either at law, in equity or otherwise. Buyer agrees that its failure to timely commence an action for specific performance within such the period noted above shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

13. Notices. All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Buyer under this Agreement shall be properly given only if made in writing and sent by (a) hand delivery, or (b) certified mail, return receipt requested, or (c) a nationally recognized overnight delivery service (such as Federal Express, UPS Next Day Air or Airborne Express), with all postage and delivery charges paid by the sender and addressed to the Buyer or Seller, as applicable as set forth below, or at such other address as each may request in writing. Such notices delivered by hand, or overnight delivery service shall be deemed received on the date of delivery and, if mailed, shall be deemed received upon the earlier of actual receipt or two days after mailing. Said notice addresses are as follows (and Seller and Buyer shall have the right to designate changes to their respective notice addresses, effective five (5) days after the delivery of written notice thereof):

If to Seller:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2149 Attention: Robert Chitty Telephone No.: (770) 604-5321

With a copy to:	InterContinental Hotels Group Three Ravinia Drive Suite 100 Atlanta, Georgia 30346-2149 Attention: Legal Dept. - Paul Huang Telephone No.: (770) 604-2644

With a copy to:	DLA Piper LLP (US) 1201 West Peachtree Street, Suite 2800 Atlanta, Georgia 30309 Attention: T. Shawn Lanier, Esq. Telephone No.: (404) 736-7857

If to Buyer:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attention: D. Rick Adams Telephone No.: (410) 972-4143

- 25 -	Purchase Agreement

With a copy to:	c/o Chesapeake Lodging Trust 1997 Annapolis Exchange Parkway, Suite 410 Annapolis, Maryland 21401 Attention: Graham J. Wootten Telephone No.: (410) 972-4144

14. General Provisions.

14.1 Execution Necessary. This Agreement shall not be binding upon Seller until fully executed and delivered by a proper official of Seller, and no action taken by Seller’s representatives shall be deemed an acceptance of this Agreement until this Agreement has been so executed by Seller and delivered to Buyer.

14.2 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

14.3 Successors and Assigns. Subject to the terms of this Paragraph 14.3, this Agreement shall be binding upon the parties hereto and their respective successors and assigns and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Buyer shall not have the right to assign or delegate any right, duty or obligation of Buyer under this Agreement to any other party without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. Notwithstanding the foregoing, Buyer shall have the right to assign all of its right, title and interest in this Agreement to a Permitted Assignee (hereinafter defined) by providing written notice to Seller no later than five (5) Business Days prior to Closing. For purposes of this Agreement, the term “Permitted Assignee” shall mean a corporation, partnership, limited liability company, or other entity controlled by, managed by, or under common control of Buyer (collectively, a “Related Party”) (provided, however, Buyer shall disclose to Seller all Related Parties having an interest in such assignee together with evidence demonstrating Buyer’s control of such entity or the control of such entity in common with Buyer) or created by Buyer or a Related Party for the purpose of acquiring any portion of or all of the Property. To be effective, an assignment to a Permitted Assignee shall (i) be fully executed by the assignor and the Permitted Assignee thereunder and delivered to Seller prior to Closing, and (ii) contain a provision whereby the Permitted Assignee assumes all of the obligations of Buyer under this Agreement. Upon an assignment of this Agreement to a Permitted Assignee: (1) Buyer shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the “Buyer” shall be deemed to include such Permitted Assignee.

14.4 Governing Law. This Agreement shall be governed by the Laws of the State of Georgia.

- 26 -	Purchase Agreement

14.5 Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding including without limitation the Letter of Intent pertaining to any of the matters connected with this Transaction shall be effective for any purpose. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

14.6 Time is of the Essence. TIME IS OF THE ESSENCE of the Transaction and this Agreement. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday or legal or bank holiday, then such time period shall be automatically extended through the close of business on the next regularly scheduled business day.

14.7 Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next Business Day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

14.8 Survival. Except as otherwise specifically provided in this Agreement to the contrary, the covenants, agreements, indemnities, representations and warranties contained herein shall not survive the Closing or any termination of this Agreement.

14.9 Further Assurances. Each party agrees to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.10 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer upon or to give to any person, firm or corporation other than Buyer and Seller hereto any right, remedy or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned.

- 27 -	Purchase Agreement

14.11 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by Laws applicable thereto, then the performance of said offending provision shall be excused by the parties hereto.

14.12 Waiver Rights. Buyer reserves the right to waive, in whole or in part, any provision hereof which is for the benefit of Buyer. Seller reserves the right to waive, in whole or in part, any provision hereof that is for the benefit of Seller.

14.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by Seller or Buyer of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Buyer of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

14.14 Rights Cumulative. All rights, powers, options or remedies afforded to Seller or Buyer either hereunder or by Law shall be cumulative and not alternative, and the exercise of one right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by Law, unless expressly provided to the contrary herein.

14.15 Attorney’s Fees. Should either party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney’s fees, actually expended or incurred in connection therewith.

14.16 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

14.17 Facsimile Signatures. Signatures to this Agreement transmitted by email copy transmission shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own email copy signature and shall accept the email copy signature of the other party to this Agreement.

- 28 -	Purchase Agreement

14.18 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to and hereby does indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Paragraph 12.2 hereof.

14.19 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or any documents executed by Seller pursuant hereto or in connection herewith, the maximum aggregate liability of Seller and the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under any and all documents executed pursuant hereto or in connection herewith (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer) shall not exceed Seller’s Liability Limit. Notwithstanding anything to the contrary contained herein, the limitations on liability set forth in this Paragraph 14.19 shall not apply to the Manager for breaches by the Manager of the terms and provisions of the Management Agreement, the remedies for which breaches and other defaults, if any, by Manager under the Management Agreement shall be governed by the express terms and provisions of the Management Agreement. The provisions of this Paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

14.20 Exhibits and Schedules. All exhibits and schedules referred to in, and attached to, this Agreement are hereby incorporated herein in full by this reference.

14.21 Jurisdiction. With respect to any suit, action or proceedings relating to the Transaction, this Agreement, the Property or the relationship of Buyer and Seller hereunder (“Proceedings”) each party irrevocably (a) submits to the exclusive jurisdiction of the Courts of the County of DeKalb, State of Georgia and the United States District Court for the Northern District of Georgia, and (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in any such court, waives any claim that such proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. The provisions of this Paragraph shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15. Retention of Hotel Employees. Buyer acknowledges that an affiliate of Seller will manage the Hotel in accordance with the Management Agreement described in Paragraph 16 hereof and that an affiliate of Seller will continue to employ all Hotel Employees at the Hotel with Buyer having the responsibilities relative to the employment of and services of these employees as set forth in the Management Agreement.

- 29 -	Purchase Agreement

16. On-Going Management of Hotel. Buyer acknowledges that Seller is unwilling to sell the Hotel unless an affiliate of Buyer and Seller’s designated affiliate enter into a long term, non-terminable hotel management agreement for the Property. At Closing, Seller’s designated affiliate and an affiliate of Buyer shall execute the Management Agreement in form attached hereto as Exhibit P.

17. Independent Audit. Buyer may, at its sole cost and expense, engage a third-party certified public accountant to perform audits of Seller’s books and records which relate exclusively to the Property, including the historical financial statements of the Property, which audits shall include all disclosures required by generally accepted accounting principles and the Securities and Exchange Commission regulations, specifically in accordance with Section 3.05 of Regulation S-X and all related rules and regulations thereof; provided, however, that (i) the completion of such audit shall not be a condition precedent to Buyer’s obligation to close the transactions described in this Agreement, and (ii) Buyer shall promptly reimburse Seller for any reasonable out-of-pocket expenses incurred by Seller or any of its affiliates in connection with such audit. Seller shall cooperate reasonably with Buyer in connection with the performance of such audits and shall provide all information reasonably requested by the accountants performing such audits with respect to the Property, at no cost or expense to Seller. In connection with such audits and upon written request from Buyer and/or the accountants performing any of the audits contemplated in this Paragraph 17, Seller shall provide the accountants performing such audits with representation letters reasonably acceptable to Seller and such accountants, at no cost or expense to the Seller. The covenants of Seller with respect to such audits as set forth in this Paragraph 17 shall survive Closing for a period of ninety (90) days.

- 30 -	Purchase Agreement

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement under seal as of the day and year first above written.

SELLER:

IND East Village SD Holdings, LLC, a Delaware limited liability company

By:	Six Continents Hotels, Inc., a Delaware corporation, a member

	By:	/s/ David Hom
	Name:	David Hom
	Title:	VP and Secretary

BUYER:

CHSP San Diego LLC a Delaware limited liability company

By:	/s/ D. Rick Adams
D. Rick Adams, Vice President

Purchase Agreement

SCHEDULE A

(attached to and made a part of that certain Hotel Purchase and

Sale Agreement by and between IND East Village SD

Holdings, LLC, as Seller, and CHSP San Diego LLC, as Buyer,

dated as of June 15, 2011)

“Accounts Receivable” shall mean any and all rents, deposits and other sums and charges (including Guest Ledger Receivables) owing to Seller that are in any way attributable to the operation of the business at the Hotel, including, without limitation: (a) amounts receivable in connection with the letting of rooms, use of banquet services and facilities, use of conference facilities or meeting rooms or the provision of any other service by or on behalf of Seller on the Real Property; (b) credit card charges, whether or not they have been submitted to the applicable credit card company.

“Agreement” shall mean this Hotel Purchase and Sale Agreement between Seller and Buyer including all schedules, exhibits and other attachments hereto, and documents incorporated herein by reference.

“Bookings” shall mean all contracts or reservations for the use of guest rooms, banquet facilities, meeting rooms, and/or conference or convention facilities at the Hotel together with deposits held by or on behalf of Seller with respect thereto.

“Broker” shall mean Eastdil Secured, which Broker has been retained by Seller.

“Business Day” shall mean Monday through Friday excluding holidays recognized by the state government of the State in which the Property is located.

“Buyer” shall mean the buyer referenced in the first paragraph of this Agreement.

“Buyer’s Diligence Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by Buyer or on behalf of Buyer in connection with Buyer’s Due Diligence (other than any internal studies, reports and assessments or other privileged information prepared by Buyer or any of Buyer’s Representatives.

“Buyer’s Parties” shall mean and include, collectively, (a) Buyer; (b) CHSP TRS San Diego LLC (“TRS Lessee”); (c) any direct or indirect owner of any beneficial interest in Buyer or TRS Lessee; (f) any officer, director, employee, or agent of Buyer, its counsel, or any direct or indirect owner of any beneficial interest in Buyer or TRS Lessee; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Buyer’s Representatives” shall mean Buyer’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, lenders, investors, contractors, architects and engineers.

1	Purchase Agreement Definitions

“Closing” shall mean the consummation and closing of the Transaction.

“Closing Agent” shall mean Terra Nova Title & Settlement Services, authorized agent for First American Title Insurance Company or such other party as is selected by Buyer and Seller to fund the Closing in escrow.

“Closing Date” shall mean the date on which the Closing occurs, which shall be on or before the Closing Deadline as defined in Paragraph 1.1 of this Agreement.

“Closing Deadline” is defined in Paragraph 1.1 of this Agreement.

“Closing Documents” shall mean the documents and instruments delivered by Buyer and Seller, in order to consummate the Transaction.

“Closing Proration Time” shall mean 11:59 P.M. local San Diego, California time on the day prior to the Closing Date or such other time as expressly provided in Paragraph 7, so that the Closing Date is a day of income and expense for Buyer.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Condemnation Proceeding” shall mean any proceeding in condemnation, eminent domain or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Confidential Materials” shall mean any books, computer software, databases, records or files (whether in a electronic or printed format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in Seller; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in Seller, or any of their respective affiliates and correspondence between or among such parties; or other information or materials in the possession or control of Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller which such party deems proprietary or confidential.

“Contracts” shall mean all contracts respecting leasing, management, maintenance or operation of the Real Property, including, but not limited to, equipment leases, agreements with respect to building systems, service, construction, and maintenance contracts, but specifically excluding Bookings and any license to Seller of computer hardware, software, or system(s). A summary list of the Contracts (including identity of contract parties and type of service) is shown on Exhibit N and made a part hereof.

“deemed to know” (or “deemed knowledge” or words of similar import) shall have the following meaning: Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that: (i) Buyer’s counsel, D. Rick Adams or Graham J. Wootten knows of such fact

2	Purchase Agreement Definitions

or circumstance, or (ii) such fact or circumstance is disclosed by this Agreement, any documents executed by Seller for the benefit of Buyer in connection with the Closing, the Documents, or any Buyer’s Diligence Reports. Without limiting the foregoing, Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that of the aforesaid items contain information, or any Buyer’s counsel, D. Rick Adams or Graham J. Wootten has knowledge of information, which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean the sum of Two Million and No/100 Dollars ($2,000,000.00).

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean the investigation by Buyer and Buyer’s Representatives of the feasibility and desirability of purchasing the Property, including all audits, surveys, examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations, investigations and verifications with respect to the Property, the Documents, title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the economic status of the Property, and other information and documents regarding the Property, including, but not limited to, investigations of the legal and physical status of the Property by such consultants, engineers, architects and/or entomologists as Buyer requires, tests and assessments with respect to Environmental Matters, soil tests, asbestos analysis, mold analysis, structural review, examination of title to the Property, preparation of a Survey of the Land, and verification of all information made or to be made available to Buyer with respect to Property.

“Due Diligence Deadline” is defined in Paragraph 1.1 of this Agreement.

“Effective Date” shall mean the date of this Agreement referenced in the first paragraph of this Agreement.

“Escrow Deposits” shall mean the Deposit, and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow hereunder.

“Guest Ledger Receivables” shall mean amounts, including, without limitation, room and service charges (net of any sales or occupancy tax due), accrued to (i) the accounts of guests occupying rooms at the Hotel as of the Closing Proration Time or (ii) group, conference or banquet customers of Seller at the Hotel as of the Closing Proration Time.

“Hotel” shall mean the hotel located on the Land and commonly known as the Hotel Indigo San Diego located at 509 9th Avenue, San Diego, California.

“Hotel Employees” shall mean all employees who are employed by Seller at or solely in connection with the Hotel immediately before the Effective Date (whether such employees are actively employed or on a leave of absence due to disability or any other reason), the names of whom are set forth on Exhibit O.

3	Purchase Agreement Definitions

“Land” shall mean that certain tract or parcel of land, more particularly described on Exhibit A.

“Law” shall mean any federal, state or local law, statute, ordinance, code, order, decrees, or other governmental rule, regulation or requirement, including common law.

“Lien” shall mean any mortgage, deed of trust, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, contractor’s lien, materialmen’s lien, judgment or similar encumbrance against the Property of a monetary nature.

“Liabilities” shall mean any and all direct or indirect damages, demands, claims, payments, problems, conditions, obligations, actions or causes of action, assessments, losses, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, penalties, interest on any amount payable to a third party, lost income and profits, and any legal or other expenses (including, without limitation, reasonable attorneys’ fees and expenses) reasonably incurred in connection with investigating or defending any claims or actions, whether or not resulting in any liability.

“Management Agreement” shall mean that certain agreement for management services between Buyer’s affiliate and Seller’s affiliate, the exact form of which shall be executed in accordance with the terms of Paragraph 16 hereof.

“Other Interests” shall mean the following other interests of Seller in and to the Real Property, Contracts, or Personal Property, or pertaining thereto: (a) to the extent that the same are in effect as of the Closing Date, any licenses (but excluding any franchise license rights and liquor licenses), permits and other written authorizations necessary for the use, operation or ownership of the Real Property, (b) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, and (c) any sales and marketing materials benefiting the Property, provided that they are not Confidential Materials.

“Permitted Title Exceptions” shall mean, subject to Buyer’s rights to review and make objection to the status of title and survey as set forth in this Agreement, and the right of Buyer to Terminate this Agreement pursuant to Paragraph 4.5 if the Due Diligence is not satisfactory, the following: (a) all real estate taxes and assessments not yet due and payable as of the Closing Date; (b) local, state and federal (if applicable) zoning and building Laws; (c) the Record Exceptions disclosed by the Title Commitment; (d) the state of facts disclosed by a current and accurate Survey of the Land obtained by Buyer; and (e) any other matters approved as Permitted Title Exceptions in writing by Buyer prior to Closing or deemed approved as Permitted Title Exceptions pursuant to this Agreement.

4	Purchase Agreement Definitions

“Personal Property” shall mean any tangible personal property owned by Seller and used in connection with the operation of the Property including, without limitation: (a) all Property Documents; (b) all keys and combinations to all doors, cabinets, safes, enclosures and other locking items or areas on or about the Improvements; (c) the food and beverage inventory of the Hotel (for which Seller shall receive a credit pursuant to Paragraph 7.1 above); (d) all tangible personal property, including, but not limited to, all “Inventories”, as such term is defined in the Uniform System of Accounts, and all other tools, vehicles, supplies, artwork, furniture, furnishings, machinery, equipment, specialized hotel equipment and other tangible personal property, in each case, owned or leased by Seller in connection with the ownership, operation or maintenance of the Hotel, including without limitation all china, glassware, silverware, linens, towels, curtains, uniforms, works of art, engineering, maintenance, and housekeeping supplies, draperies, materials and carpeting, used or intended for use, but not for sale, in connection with the operation of the Hotel, all equipment used in the operation of the kitchen, dining rooms, lounges, bars, laundry, dry cleaners, lobby, reservation desk and all supplies, merchandise, food and beverages held for sale in connection with the operation of the Hotel, which are on hand on the Effective Date; and (e) all computers, computer equipment and manuals and software programs and databases; but specifically excluding (i) any Confidential Materials and (ii) any computer hardware, software, or system that is licensed to Seller.

“Property” shall mean the Real Property, the Contracts, the Personal Property and the Other Interests, but specifically excluding any right or interest to any intellectual property rights referenced in Section 5 hereto.

“Property Documents” shall mean all books, records and files of Seller and of the management agent for the Property related to the Property made available to Buyer or Buyer’s Representatives (other than those books, records or files containing Confidential Materials).

“Purchase Price” is defined in the Recitals to this Agreement.

“Real Property” shall mean the Land, including, without limitation, (a) the Hotel and any other buildings located on the Land and all other improvements, (b) all easements appurtenant to the Land and other easements, grants of right, licenses, privileges or other agreements for the benefit of, belonging to or appurtenant to the Land whether or not situate upon the Land, including, without limitation, signage rights and parking rights or agreements, all whether or not specifically referenced on Exhibit A, (c) all mineral, oil and gas rights, riparian rights, water rights, sewer rights and other utility rights allocated to the Land, (d) all right, title and interest, if any, of the owner of the Land in and to any and all strips and gores of land located on or adjacent to the Land, and (e) all right, title and interest of the owner of the Land in and to any roads, streets and ways, public or private, open or proposed, in front of or adjoining all or any part of the Land and serving the Land.

“Record Exceptions” shall mean all instruments recorded in the real estate records of the County in which the Land is located which affect the status of title to the Real Property.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Title Policy, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise.

5	Purchase Agreement Definitions

“Required Removal Items” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused by Buyer or any Buyer’s Representatives, and (b) are either: (i) Liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes or assessments) (“Monetary Liens”) which can be Removed by payment of liquidated amounts, but only if such Monetary Liens have been created by written instrument signed by Seller or assumed by written instrument signed by Seller and provided that in no event shall Seller be required to Remove any such Monetary Lien which is not related to the operation of the Property by any method other than indemnity of Seller in favor of the Title Company (for example, unrelated items would include a judgment against such party in connection with its other operations; whereas a mechanic’s lien for work on the Property pursuant to a contract entered into by Seller would be related to Property operations), or (ii) liens or encumbrances (including, but not limited to, Monetary Liens) created by Seller after the Effective Date in violation of this Agreement.

“Seller” shall mean the seller referenced in the first paragraph of this Agreement.

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) any Broker retained by Seller; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, any Broker retained by Seller, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Liability Limit” shall One Million Two Hundred Fifty Thousand and no/100 Dollars ($1,250,000.00).

“Seller’s possession”, “in the Seller’s possession” or words of similar import shall be deemed to mean to the extent the material or other item referred to by such phrase is located at the Hotel or in Seller’s corporate headquarters.

“Seller’s Representatives” shall mean Seller’s officers, employees, agents, advisors, representatives, attorneys, accountants, consultants, investors, contractors, architects and engineers.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Paragraph 8.1, Paragraph 11.1 and the limited warranty of title set forth in the deed executed by Seller in connection with Closing, as the same may be deemed modified or waived by Buyer pursuant to this Agreement.

“Survey” shall mean a survey of the Land obtained by Buyer pursuant to Paragraph 4.

6	Purchase Agreement Definitions

“Taxes” means any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority on Seller with respect to the Property, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any (i) federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, or (ii) transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year; provided however, that with respect to real estate taxes and assessments, it shall mean the year commencing July 1 of each fiscal year and ending on June 30 of each such fiscal year.

“Terminate” shall mean the termination of this Agreement, by Buyer or Seller as applicable as set forth in this Agreement, in which event thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

“Title Commitment” shall mean the Commitment of the Title Company to issue the Title Policy.

“Title Company” shall mean First American Title Insurance Company.

“Title Objections” shall mean any defects in title (including any Record Exceptions which are not acceptable to Buyer) or survey (including the description of the Land) which may be revealed by Buyer’s examinations thereof to which Buyer timely objects in accordance with the terms of Paragraph 4.3.

“Title Policy” shall mean the ALTA Owner’s Policy of Title Insurance (or such other comparable form of title insurance policy as is available in the jurisdiction in which the Property is located) issued by the Title Company in the amount of the Purchase Price or an amount allocated to the Real Property and in the form of the Title Commitment, and containing, unless prohibited by applicable statutes or regulations, such endorsements as Buyer may obtain from the Title Company in the Title Commitment prior to the Due Diligence Deadline. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

“Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.

7	Purchase Agreement Definitions

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, prepared by The Hotel Association of New York City, Inc., in effect as of the date hereof.

8	Purchase Agreement Definitions

EXHIBIT A

Legal description of Land

All that certain real property situated in the County of San Diego, State of California, described as follows:

PARCEL ONE:

Lots E and F in Block 100 of Horton’s Addition, in the City of San Diego, County of San Diego, State of California, according to Map thereof made by L.L. Lockling, filed in the Office of the County Recorder of San Diego County.

Assessor’s Parcel No: 535 121 04 & 05

PARCEL TWO:

The South 20.00 feet of Lot C and all of Lot D, in Block 100 of Horton’s Addition, in the City of San Diego, County of San Diego, State of California, according to Map thereof made by L.L. Lockling, filed in the Office of the County Recorder of San Diego County.

Assessor’s Parcel No: 535 121 11

1	Purchase Agreement Exhibits

EXHIBIT B

Deed

RECORDING REQUESTED BY:

WHEN RECORDED MAIL TO:

[Insert Name and Address of Closing Agent]

MAIL TAX STATEMENTS TO:

(Space Above Line For Recorder’s Use Only)

In accordance with Section 11932 of the California Revenue and Tax Code, Grantor has declared the amount of transfer tax which is due by separate statement which is not being recorded with this Grant Deed.

GRANT DEED

FOR VALUE RECEIVED, IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company (“Grantor”), hereby grants to CHSP SAN DIEGO LLC, a Delaware limited liability company (“Grantee”), all that certain real property lying, being, and situated in the City of San Diego, County of San Diego, State of California, more particularly described in Exhibit “A” attached hereto and incorporated herein by reference, together with all buildings and improvements located thereon and any and all easements, privileges and rights appurtenant thereto (collectively, the “Property”).

THE PROPERTY IS CONVEYED TO GRANTEE SUBJECT TO those matters of record affecting and/or encumbering the Property and those matters which would be disclosed by an accurate survey of the Property.

TO HAVE AND TO HOLD the Property with all easements, privileges and rights appurtenant thereto unto the Grantee and unto the Grantee’s successors and assigns forever.

IN WITNESS WHEREOF, Grantor has executed this Grant Deed as of                                          , 2011.

“GRANTOR”

IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Purchase Agreement Exhibits	1

STATE OF                                          )

                                                              )

COUNTY OF                                      )

On                                     , before me,                                                                                                       , Notary Public, personally appeared                                                                                                       , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public	(Seal)

Purchase Agreement Exhibits	2

EXHIBIT A

Legal Description

The real property located in the City of San Diego, County of San Diego, State of California, more particularly described as follows:

[insert legal description]

Purchase Agreement Exhibits	3

STATEMENT OF DOCUMENTARY TRANSFER TAX

[to be affixed to Grant Deed]

                    , 2011

Recorder’s Office of

San Diego County, California

In accordance with Section 11932 of the California Revenue and Taxation Code, the undersigned hereby requests that this statement of documentary transfer tax not be recorded with the attached Grant Deed (the “Deed”) but be affixed to the Deed after recordation and be returned as directed on the Deed. The Deed names                     , as grantee. The property that is the subject of the Deed is located in the City of San Diego, County of San Diego, State of California.

The documentary transfer tax amount, for the attached Deed is $61,050.00 computed on the full value of the property.

IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Purchase Agreement Exhibits	4

EXHIBIT C

Bill of Sale

THIS BILL OF SALE is executed as of the              day of             , 2011 by IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company (“Seller”) and CHSP SAN DIEGO LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Hotel Purchase and Sale Agreement between Seller and Purchaser dated             , 2011 (the “Purchase Agreement”), as of the date hereof, Seller has transferred and conveyed to Purchaser certain real property in San Diego, California and improvements thereon, such real property being described on Exhibit “A” attached hereto and made a part hereof (the “Property”); and

WHEREAS, in connection with the transfer of the Property by Seller to Purchaser, Seller has also agreed to transfer to Purchaser certain personal property located on the Property;

NOW, THEREFORE, for and in consideration of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Seller has GRANTED, QUITCLAIMED, CONVEYED, SOLD, TRANSFERRED, SET-OVER, and DELIVERED, and by these presents does hereby GRANT, QUITCLAIM, CONVEY, SELL, TRANSFER, SET-OVER, and DELIVER unto Purchaser, the Personal Property (as such term is defined and described more particularly hereinbelow) all and singular, the Personal Property unto Purchaser forever. EXCEPT AS MAY OTHERWISE BE SET FORTH IN THE PURCHASE AGREEMENT, BUT SUBJECT TO THE LIABILITY LIMITATION SET FORTH IN PARAGRAPH 14.19 OF THE PURCHASE AGREEMENT, THE PERSONAL PROPERTY IS CONVEYED ON AN “AS-IS, WHERE-IS” BASIS AND “WITH ALL FAULTS”, WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER. SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTIES AS TO MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PHYSICAL CONDITION OF THE PERSONAL PROPERTY. BY PURCHASER’S ACCEPTANCE OF THIS BILL OF SALE, PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS INSPECTED THE PERSONAL PROPERTY AND (EXCEPT AS OTHERWISE PROVIDED IN THE PURCHASE AGREEMENT) ACCEPTS THE SAME IN ITS PRESENT CONDITION, “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS”.

As used herein, the term “Personal Property” has the meaning given to such term in the Purchase Agreement.

This Bill of Sale and the provisions herein contained shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and assigns.

[SIGNATURE ON FOLLOWING PAGE]

Purchase Agreement Exhibits	1

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of [            ], 2011.

IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company

By:
Name:
Title:

Purchase Agreement Exhibits	2

EXHIBIT D

Reserved

Purchase Agreement Exhibits	1

EXHIBIT E

General Assignment

THIS GENERAL ASSIGNMENT AGREEMENT (this “Assignment”) is made as of [            ], 2011, by             , a              (“Seller”) and [            ], a [            ] (“Purchaser”).

RECITALS

A. Seller is the owner of certain property commonly known as the “            ” located in San Diego, California.

B. Seller and Purchaser have entered into that certain Hotel Purchase and Sale Agreement, dated as of             , 2011 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the real property described in Exhibit A attached thereto and the improvements located thereon (the “Property”), on the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

C. Pursuant to the Purchase Agreement, Seller has agreed to assign to Purchaser all of Seller’s right, title and interest in, to and under the Bookings, the Assumed Contracts (as defined below), and the Other Interests.

NOW, THEREFORE, for and in consideration of TEN AND NO/100 ($10.00) DOLLARS and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

1. Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser, without recourse and without representation or warranty of any kind (except as expressly provided in the Purchase Agreement), all of Seller’s right, title and interest in and to (a) the Bookings, (b) the Contracts listed on Schedule A attached hereto and by referenced made a part hereof (collectively, the “Assumed Contracts”) and (c) the Other Interests. The foregoing assignment and conveyance is made and accepted subject to all representations, warranties, covenants, indemnities and other provisions of the Purchase Agreement.

2. Assumption. Purchaser hereby assumes the benefits of Seller and assumes and agrees to be bound by all of the covenants, obligations, liabilities, and burdens of Seller arising from and after the date hereof under or in connection with (a) the Bookings, (b) the Assumed Contracts and (c) the Other Interests.

3. Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

Purchase Agreement Exhibits	1

4. Governing Law. This Assignment shall be governed by the laws of the State of Georgia.

5. Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, including, without limitation, any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

6. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[Signature page follows]

Purchase Agreement Exhibits	2

IN WITNESS WHEREOF, Purchaser and Seller have caused this Assignment to be executed as of the date first above written.

SELLER:
__________________________,
a_________________________

By:
Name:
Title:

Purchase Agreement Exhibits	3

PURCHASER:
__________________________,
a_________________________

By:
Name:
Its:

Purchase Agreement Exhibits	4

SCHEDULE A

List of Assumed Contracts

[See Attached]

Purchase Agreement Exhibits	5

EXHIBIT F

Reserved

Purchase Agreement Exhibits	1

EXHIBIT G

Non-Foreign Affidavit

Personally appeared before me the undersigned officer, duly authorized to administer oaths,             , who being duly sworn according to law, deposes and says on oath as follows:

1. The undersigned is presently the              of IND EAST VILLAGE SD HOLDINGS, LLC, a Delaware limited liability company (the “Company”).

2. The undersigned is familiar with the affairs of the Company and has personal knowledge of the facts sworn to in this Affidavit, and is authorized on behalf of the Company to make this Affidavit.

3. The Company is the owner of that certain property (the “Property”) described on Exhibit “A” attached hereto and by this reference made a part hereof and the Company has caused to be executed and delivered that certain grant deed, of even date herewith, conveying the Property to CHSP SAN DIEGO LLC, a Delaware limited liability company (“Purchaser”).

4. Section 1445 of the Internal Revenue Code provides that a purchaser of a U.S. real property interest must withhold tax if the seller is a foreign person. To inform the Purchaser that the withholding of tax is not required upon the disposition of the Property by the Company, the undersigned hereby certifies the following on behalf of the Company:

(a)	The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

(b)	The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

(c)	The Company’s U.S. Taxpayer Identification Number is ;

(d) The Company’s office address is:	c/o InterContinental Hotels Group
Three Ravinia Drive
Suite 100
Atlanta, Georgia 30346-2149

5. The Company understands that this certification may be disclosed to the Internal Revenue Service by the Purchaser and that any false statement contained herein could be punished by fine, imprisonment, or both.

6. Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Purchase Agreement Exhibits	1

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

Purchase Agreement Exhibits	2

[SIGNATURE PAGE TO NON-FOREIGN AFFIDAVIT]

GIVEN under my hand and seal this              day of             , 2011.

Name: ______________________________

Purchase Agreement Exhibits	3

STATE OF _________________	)
)
COUNTY OF ________________	)

On             , before me,                                                                      , Notary Public, personally appeared                                                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature of Notary Public (Seal)

Purchase Agreement Exhibits	4

EXHIBIT H

AFFIDAVIT OF TITLE

State of California	)
) SS:
County of San Diego	)

Before the undersigned Notary Public,                                                                              , being duly sworn says, as of the date hereof and to the best of the undersigned’s actual knowledge, as follows:

1. That I am the                                          of IND East Village SD Holdings, LLC, a Delaware limited liability company, the owner of certain real property (the “Owner”) located at 509 9th Avenue, San Diego California and described in First American Title Report No.              (the “Real Property”).

2. Except with respect to routine preventative maintenance on or with respect to the existing physical plant of the Hotel and other related equipment at the Hotel and other de minimis repairs and work undertaken at the Hotel, the costs for which have been or will be paid in the ordinary course of the Hotel’s business, no improvements or repairs have been made on or at the Real Property and no services have been rendered on the Real Property at the request of Owner during the ninety (90) days immediately preceding this date. Except with respect to routine preventative maintenance on or with respect to the existing physical plant of the Hotel and other related equipment at the Hotel and other de minimis repairs and work undertaken at the Hotel, the costs for which have been or will be paid in the ordinary course of the Hotel’s business, there are no contracts pending or not yet completed with respect to improvements, repairs, or services on or to the Real Property.

3. That Owner has not received notice of any pending court action affecting the title to the Real Property.

4. That except as shown in the above-referenced title report, there are no unpaid or unsatisfied mortgages, deeds of trust, Uniform Commercial Code financing statements or claims of lien that constitute a lien against the Real Property or that affect the Real Property but have not been recorded in the public records.

5. That the Real Property is currently in use as a hotel.

6. That there are no leases affecting the Real Property.

7. That there are no options to purchase or rights of first refusal to purchase the Real Property other than as otherwise provided in that certain Hotel Purchase and Sale Agreement, dated of even date herewith, by and between Owner and CHSP San Diego LLC or its permitted assignees.

Purchase Agreement Exhibits	1

8. That there has been no filing by Owner, nor has Owner received written notice of any filing against Owner, of any petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee.

9. That this Affidavit is given for the purpose of inducing First American Title Insurance Company and its applicable agent to issue its policy of title insurance for and with respect to the Real Property which may provide coverage as to the items mentioned above and that the statements made herein are true and correct to the best of my actual knowledge.

Executed on this              day of             , 2011.

State of

County of

Subscribed and sworn to (or affirmed) before me on this              day of             , 2011, by                             , personally known to me or proved to me on the basis of satisfactory evidence to be the person(s) who appeared before me.

(Seal)	Signature

Purchase Agreement Exhibits	2

EXHIBIT I

Reserved

Purchase Agreement Exhibits	1

EXHIBIT J

Reserved

Purchase Agreement Exhibits	1

EXHIBIT K

Reserved

Purchase Agreement Exhibits	1

EXHIBIT L

As-Is Agreement

BUYER’S AS-IS CERTIFICATE AND AGREEMENT

THIS BUYER’S AS-IS CERTIFICATE AND AGREEMENT (this “Agreement”), is made as of                              by                                      (“Contract Buyer”) and                                          (“Assignee”; Contract Buyer and Assignee are herein referred to collectively as “Buyer”) to and for the benefit of                                      (“Seller”).

RECITALS

WHEREAS, pursuant to the terms of that certain Hotel Purchase and Sale Agreement, dated as of                         , by and between Seller and Buyer (the “Sale Agreement”), Seller agreed to sell to Buyer, inter alia, that certain Hotel and real property legally described on Exhibit A attached hereto and incorporated herein by this reference, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Sale Agreement. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement; and

WHEREAS, the Sale Agreement requires, inter alia, that, as a condition precedent to Seller’s obligations under the Sale Agreement, Buyer shall execute and deliver this Agreement to Seller at Closing.

NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer hereby certifies and agrees as follows:

1. For purposes of this Agreement, the following terms shall have the following meanings:

“Assumed Liabilities” shall mean (a) any and all Liabilities attributable to the Property, arising or accruing from and after the Closing Date, (b) subject to the Seller’s Warranties, all Liabilities with respect to the structural, physical, or environmental condition of the Property, except for any Liabilities with respect to any claims for personal injury or property damage suffered by a person (other than Buyer’s Parties) including any such personal injury or property damage resulting from the condition of the Property, which injury or damage occurred at the Property during the period of Seller’s ownership; (c) all Liabilities relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of

Purchase Agreement Exhibits	1

action for environmental contamination at, in, about or under the Property except for any Liabilities with respect to any claims for personal injury or property damage suffered by a person (other than Buyer’s Parties) including any such personal injury or property damage resulting from the condition of the Property, which injury or damage occurred at the Property during the period of Seller’s ownership. Notwithstanding the foregoing, however, “Assumed Liabilities” shall not include any Liabilities arising out of or in connection with:

(i) any claims made or causes of action alleging a default or breach by Seller which is alleged to have occurred prior to the date hereof under any Contract entered into between Seller and any such claimant unless Buyer knows or is deemed to know about such claim or cause of action on or before the date hereof; or

(ii) any tort claims made or brought with respect to the Property or the use or operation thereof as to which the claimed injury occurred during the time that Seller owned the Property unless Buyer knows or is deemed to know about such claim on or before the expiration of the Due Diligence Period.

“Buyer’s Representatives” shall mean Buyer any officers, directors, employees, agents, representatives and attorneys of Buyer or any such direct or indirect owner of any beneficial interest.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any of Buyer’s counsel, D. Rick Adams, or Graham J. Wootten actually knows of such fact or circumstance, or

(ii)	such fact or circumstance is disclosed by the Sale Agreement, any documents executed by Seller for the benefit of Buyer in connection with the Closing, the Documents, or any Buyer’s Diligence Reports.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any of Buyer’s counsel, D. Rick Adams, or Graham J. Wootten has actual knowledge of information which is inconsistent with such Seller’s Warranty, or

(ii)	the Sale Agreement, any documents executed by Seller for the benefit of Buyer in connection with the Closing, the Documents, or any Buyer’s Diligence Reports contains information which is inconsistent with such Seller’s Warranty.

2	Purchase Agreement Exhibits

“Documents” shall mean the documents and instruments applicable to the Property or any portion thereof that Seller or any of the other Seller Parties deliver or make available to Buyer or Buyer’ Representatives prior to Closing or which are otherwise obtained by Buyer or Buyer’s Representatives prior to Closing, including, but not limited to, the Title Commitment, the Survey, the Title Documents, and the Property Documents.

“Due Diligence” shall mean examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, and the economic status of the Property.

“Hazardous Materials” shall mean any substance, chemical, waste or material that is or becomes regulated by any federal, state or local governmental authority because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing more than 0.1 percent asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum or any refined petroleum product.

“Liabilities” shall mean, collectively, any and all losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Property Documents” shall mean all books, records and files of Seller and of the management agent for the Property related to the Property and made available to Buyer and Buyer’s Representatives (other than books, records and files containing Confidential Materials).

“Seller Parties” shall mean and include, collectively, (a) Seller; (b) its counsel; (c) Seller’s Broker; (d) Seller’s property manager; (e) any direct or indirect owner of any beneficial interest in Seller; (f) any officer, director, employee, or agent of Seller, its counsel, Seller’s Broker, Seller’s property manager or any direct or indirect owner of any beneficial interest in Seller; and (g) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in Paragraph 8.1 and Paragraph 11.1 of the Sale Agreement and any documents executed by Seller for the benefit of Buyer in connection with Closing, as the same may be deemed modified or waived by Buyer pursuant to the terms of the Sale Agreement.

2. Buyer acknowledges and agrees that, prior to the date hereof: (a) Seller has made available to Buyer, or otherwise allowed Buyer access to, the Property and all Property Documents; (b) Buyer has conducted (or has waived its right to conduct) all Due Diligence (including Due Diligence with respect to Hazardous Materials) as Buyer considered necessary or appropriate; (c) Buyer has reviewed, examined, evaluated and verified, to the extent it has been able to verify, the results of its Due Diligence to the extent it deems necessary or appropriate with the assistance of such experts as Buyer deemed appropriate; (d) Buyer is an experienced

3	Purchase Agreement Exhibits

investor that specializes in the investment in and ownership and operation of hotel properties in geographically diverse markets, and as such, it is a sophisticated real estate owner and investor with particular experience in the acquisition, ownership and operation of hotels similar to the Hotel; (e) Buyer has the ability through its own employees, or through agents, independent contractors, consultants or other experts with whom it has a relationship, to evaluate fully the investment characteristics of the Hotel and to assess fully all issues pertaining to title to the Real Property, the value of the Property, the past performance of the Hotel, the projected performance of the Hotel, the structural integrity and soundness of all improvements and structures located on the Real Property, the environmental condition of the Real Property, and the compliance of the Hotel and the operation and management thereof with all Laws; (f) Buyer has determined to its satisfaction the assignability of any Documents to be assigned as part of the Transaction; and (g) except for, and only to the extent of, Seller’s Warranties and the other covenants of Seller expressly set forth in the Sale Agreement to the extent such covenants survived the Closing, is acquiring the Property based exclusively upon its own Due Diligence.

3. Buyer acknowledges and agrees that, except for, and only to the extent of, Seller’s Warranties, the covenants of Seller expressly set forth in the Sale Agreement and as otherwise expressly set forth in the Sale Agreement, to the extent any covenants or other provisions survived the Closing:

(a)	The Property is being sold, and Buyer is accepting possession of the Property on the date hereof, “AS IS, WHERE IS, WITH ALL FAULTS”, with no right of setoff or reduction in the Purchase Price.

(b)	None of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof), any offering memorandum, any financial data or projections supplied to Buyer, or the results of Buyer’s Due Diligence.

(c)	Buyer has confirmed independently all information that it considers material to its purchase of the Property or the Transaction.

(d)	Buyer is not relying on (and Seller and each of the other Seller Parties does hereby disclaim and renounce) any representations or warranties of any kind or nature whatsoever, whether oral or written, express, implied, statutory or otherwise, from Seller or any other Seller Parties, as to:

(i)	the operation or performance of the Property, the income potential, economic status, uses, or the merchantability, habitability or fitness of any portion of the Property for a particular purpose;

(ii)

the physical condition of the Property or the condition or safety of the Property or any component thereof, including, but not limited to, plumbing, sewer, heating, ventilating and electrical systems, roofing, air

4	Purchase Agreement Exhibits

conditioning, foundations, soils and geology, including Hazardous Materials, lot size, or suitability of the Property or any component thereof for a particular purpose;

(iii)	the presence or absence, location or scope of any Hazardous Materials in, at, about or under the Property;

(iv)	whether the appliances, if any, plumbing or utilities are in working order;

(v)	the habitability or suitability for occupancy of any structure and the quality of its construction;

(vi)	whether the improvements are structurally sound, in good condition, or in compliance with applicable Laws;

(vii)	the accuracy of any statements, calculations or conditions stated or set forth in the Documents, any offering memorandum, any financial data or projections supplied to Buyer, other books and records concerning the Property, or any of Seller’s, or third parties’, offering materials with respect to the Property;

(viii)	the dimensions of the Property or the accuracy of any floor plans, square footage, lease abstracts, sketches, or revenue or expense projections related to the Property;

(ix)	the locale of the Property, the leasing market for the Property, or the market assumptions Buyer utilized in its analysis of the Property and determination of the Purchase Price (such as hotel occupancy rate, revenue per available room, rental rates, leasing costs, vacancy and absorption rates, land values, replacement costs, maintenance and operating costs, financing costs, etc.);

(x)	whether the Property is or would likely constitute a target of terrorist activity or other acts of war;

(xi)	the ability of Buyer to obtain any and all necessary governmental approvals or permits for Buyer’s intended use and development of the Property;

(xii)	the leasing status of the Property or the intentions of any parties with respect to the negotiation and/or execution of any lease for any portion of the Property; and

(xiii)	Seller’s ownership of any portion of the Property.

5	Purchase Agreement Exhibits

4. Any repairs or work required by Buyer are the sole responsibility of Buyer, and Buyer agrees that there is no obligation on the part of Seller to make any changes, alterations or repairs to the Property, including, without limitation, to cure any violations of Law, comply with the requirements of any insurer or otherwise, except as otherwise expressly set forth in the Sale Agreement or as otherwise agreed by the parties.

5. Except as expressly provided hereinbelow in this Section 5, Buyer, for Buyer and Buyer’s successors and assigns, hereby releases Seller and each of the other Seller Parties from the following:

(a) any and all statements or opinions heretofore or hereafter made, or information furnished, by the Seller Parties to Buyer or any of Buyer’s Representatives; anyway matters set forth in promotional materials, documentation, summaries, analysis, reports, projections, due diligence deliveries, statements or other information in any form (whether written, verbal, electronic or otherwise), except as otherwise provided in the Sale Agreement, and

(b) any and all Liabilities with respect to the structural, physical, or environmental condition of the Property, except as otherwise provided in the Sale Agreement; and

(c) any and all Liabilities relating to the release of or the presence, discovery or removal of any Hazardous Materials in, at, about or under the Property, or for, connected with or arising out of any and all claims or causes of action based upon CERCLA (Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§9601 et seq., as amended by SARA (Superfund Amendment and Reauthorization Act of 1986) and as may be further amended from time to time), the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq., or any related claims or causes of action or any other federal, state or municipal based statutory or regulatory causes of action for environmental contamination at, in, about or under the Property, except as otherwise provided in the Sale Agreement; and

(d) any implied or statutory warranties or guaranties of fitness, merchantability or any other statutory or implied warranty or guaranty of any kind or nature regarding or relating to any portion of the Property.

The release and waiver set forth in this Section 5 is not intended and shall not be construed to affect or impair any rights or remedies that Buyer may have against Seller as a result of a breach of any of Seller’s Warranties or its covenants set forth in the Sale Agreement.

6. Except as otherwise expressly provided in the Sale Agreement and/or the documents executed and delivered between Seller and Contract Buyer at the Closing (as defined in the Sale Agreement), Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price. Except as otherwise expressly provided in the Sale Agreement and/or the documents executed and delivered between

6	Purchase Agreement Exhibits

Seller and Contract Buyer at the Closing (as defined in the Sale Agreement), the parties hereto hereby expressly waive the application of California Civil Code Section 1542, which provides that “[a] general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7. Buyer acknowledges and agrees that the provisions of this Agreement were a material factor in Seller’s acceptance of the Purchase Price and, while Seller has provided the Documents and cooperated with Buyer, Seller is unwilling to sell the Property unless Seller and the other Seller Parties are expressly released as set forth in Section 5 and Buyer assumes the obligations specified in, and provides the indemnifications set forth in the Sale Agreement.

8. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, Buyer has executed this Agreement as of the date first set forth hereinabove.

BUYER:

_____________________________

By:
Name:
Title:

SELLER:

_____________________________

By:
Name:
Title:

7	Purchase Agreement Exhibits

EXHIBIT M

Reserved

Purchase Agreement Exhibits	1

EXHIBIT N

List of Contracts

Service / Maintenance Agreements

Contractor Name	Service Description	Contract Date
10/24/2008 -
ACE Parking	Parking Services	Addendum on
4/22/2009
Anitsa Inc. d/b/a Valet Services Laundry	Laundry Services	5/10/2011
Aquaclear Water Treatment Specialists	Water treatment program	4/15/2011
BayCity Electric Works	Maintenance Agreement	9/8/2009
CoxCom, Inc. d/b/a/ Cox Business	Cable Services (Standard commercial agreement - cable and home box office)	5/5/2009, second agreement 2/23/2010
CoxCom, Inc. d/b/a/ Cox Business	Cable Services (Commercial Padres HD Digital Package)	5/8/2009
CoxCom, Inc. d/b/a/ Cox Business	Cable Services (Optical Internet)	5/8/2009
GBCblue	Guest Computing and Services Agreement	6/24/2009
(executed)
NewMarket International, Inc.	Delphi Software support	1/1/2011
Oakleaf Waste Management, LLC.	Waste Management Compactor	7/2/2009
Siemens	Security System monitoring
Simplex Grinnell	Kitchen Hood Cleaning	9/1/2010
Simplex Grinnell	Misc Fire Detection / Extinguishing System Maintenance	12/1/2009
ThyssenKrupp	Elevator Maintenance	3/1/2011
Tiger, Inc.	Sale and Purchase Contract for Natural Gas	9/23/2010
Trisignal Integration, Inc.	Security System monitoring	6/1/2009
Xtreme Heating and Airconditioning, Inc.	Air Conditioning Maintenance	3/4/2011

Airline Accommodations Contracts
Contractor Name	Service Description	Contract Date
Hawaiian Airlines	Agreement to provide Airline Accommodations	6/1/2010
Jet Blue	Crew Room Accommodation Agreement	9/13/2010

*	Notwithstanding anything to the contrary contained in this Exhibit N or in other provisions of the Agreement, the Seller and Buyer hereby acknowledge and agree that Allied Barton continues to provide security services for and with respect to the Hotel, on a month-to-month basis, pursuant to a written agreement dated June 29, 2009, which written agreement has expired by its terms.

Purchase Agreement Exhibits	1

EXHIBIT O

List of Employees

Purchase Agreement Exhibits	1

EXHIBIT P

Management Agreement

2	Purchase Agreement Exhibits